Exhibit 10.1

Portions of this exhibit marked by an (***) have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

IMPLEMENTATION AGREEMENT

by and between

EME HOMER CITY GENERATION L.P.,
and

GENERAL ELECTRIC CAPITAL CORPORATION

Dated as of March 29, 2012

US1 32371580.2

TABLE OF CONTENTS
Page

ARTICLE I	DEFINITIONS 2

Section 1.1.	Defined Terms 2

Section 1.2.	Definitions 2

Section 1.3.	Rules of Interpretation 6

ARTICLE II	ACKNOWLEDGEMENTS aND AGREEMENTS 6

Section 2.1.	Obligations and Rights 6

Section 2.2.	[Reserved] 6

Section 2.3.	Access Rights 6

Section 2.4.	Non-Solicitation 7

Section 2.5.	Rent Default Event 7

Section 2.6.	BOP Agreements 7

ARTICLE III	OBLIGATIONS IN RESPECT OF THE EPC AGREEMENT 8

Section 3.1.	Execution of EPC Agreement 8

Section 3.2.	Actions in Connection with the Execution of the EPC Agreement 8

Section 3.3.	Secondment Agreements 8

Section 3.4.	Acknowledgement Regarding the EPC Counterparty’s Right to Assign the EPC Agreement; Homer City Cooperation 8

Section 3.5.	Modifications to EPC Agreement and/or BOP Agreements 8

Section 3.6.	No Third Party Beneficiary 9

Section 3.7.	Actions in Connection with the Performance of Obligations Arising Under the EPC Agreement and BOP Agreements. 9

ARTICLE IV	IMPLEMENTATION TRANSACTIONS 10

Section 4.1.	Implementation Transactions 10

Section 4.2.	Debt Party Consent 10

Section 4.3.	Assistance with Tender Offer 10

Section 4.4.	Release of Confidentiality Restrictions 10

Section 4.5.	Assistance with Rating Agency Review 11

Section 4.6.	Section 467 Loan Balance 11

ARTICLE V	TRANSITION SERVICES 11

Section 5.1.	Transition Services Agreement 11

Section 5.2.	Provision of Information. 11

Section 5.3.	Conduct of Business 12

ARTICLE VI	REPRESENTATIONS, WARRANTIES AND COVENANTS OF HOMER CITY 13

Section 6.1.	Existence, Power and Authority 13

Section 6.2.	Authorization 13

Section 6.3.	No Conflict 13

Section 6.4.	Consents 13

Section 6.5.	Legal Proceedings 14

Section 6.6.	Transfer of Assets 14

Section 6.7.	BOP Agreements 14

ARTICLE VII	REPRESENTATIONS AND WARRANTIES OF GE 14

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Section 7.1.	Existence, Power and Authority 15

Section 7.2.	Authorization 15

Section 7.3.	No Conflict 15

Section 7.4.	Consents 15

Section 7.5.	Legal Proceedings 15

ARTICLE VIII	INDEMNITY 15

Section 8.1.	General Indemnity by Homer City in Favor of GE 15

Section 8.2.	Procedure for General Indemnity by Homer City in Favor of GE 16

Section 8.3.	General Indemnity by GE in Favor of Homer City 16

Section 8.4.	Procedure for General Indemnity by GE in Favor of Homer City 16

Section 8.5.	Indemnities Not Exclusive 16

ARTICLE IX	TERMINATION AND EXCULPATION 17

Section 9.1.	Termination by GE 17

Section 9.2.	Automatic Termination 17

Section 9.3.	Termination by Homer City 17

Section 9.4.	Termination Amount 18

Section 9.5.	Termination Acknowledgements 18

Section 9.6.	Exculpation 19

Section 9.7.	Non-Exclusive Remedies 19

ARTICLE X	MISCELLANEOUS 20

Section 10.1.	Counterparts 20

Section 10.2.	Governing Law 20

Section 10.3.	Further Assurances 20

Section 10.4.	Notices 20

Section 10.5.	Waiver of Jury Trial 21

Section 10.6.	CONSENT TO JURISDICTION 21

Section 10.7.	Binding Effect; Assignment; Entire Agreement 22

Section 10.8.	Severability 22

Section 10.9.	Survival of Representations and Warranties, Indemnities and Confidentiality 22

Section 10.10.	Waivers and Amendments; Non-Contractual Remedies; Preservation of
Remedies    22

Section 10.11.	Confidentiality 22

Section 10.12.	Costs and Expenses 23

Section 10.13.	Balance of Plant 24

Section 10.14.	Alternative Transaction 24

Section 10.15.	Cooperation Among the Owner Lessors and Owner Participants 24

Section 10.16.	Joinder of MetLife 24

Section 10.17.	Third Party Beneficiaries 24

Section 10.18.	Side Letter 24

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Exhibits

Exhibit A    EPC Purchase Orders and BOP Agreements

Annexes

Annex I    Assignment Term Sheet
Annex II    Sublease Term Sheet

Schedules

Schedule 1.2    Permitted Encumbrances
Schedule 5.3    Permitted Activities
Schedule 6.5    Pending Legal Proceedings – Homer City
Schedule 6.6    Affiliate Assets
Schedule 7.5    Pending Legal Proceedings – GE

iii

This IMPLEMENTATION AGREEMENT (this “Agreement”) is entered into as of March 29, 2012 (the “Effective Date”), by and between EME Homer City Generation L.P. (“Homer City” or the “Facility Lessee”) and General Electric Capital Corporation (“GE”).
W I T N E S S E T H
WHEREAS, pursuant to the Facility Lease Agreement (OL1) (and the Other Facility Leases as defined therein), dated as of December 7, 2001, Homer City entered into a sale/leaseback transaction with the Owner Lessors (each of which is beneficially owned by GE or MetLife, as applicable), of the Homer City Electric Generating Station, an 1,884-MW coal-fired, three unit power generation facility and adjacent coal cleaning facility located near Indiana, Pennsylvania (the “Facility”),
WHEREAS, concurrently with the execution of the Facility Lease (OL1) and the Other Facility Leases, Homer City and the Owner Lessors, as applicable, also entered into the Participation Agreement (OL1), dated as of December 7, 2001 (as amended, supplemented or otherwise modified from time to time, the “Participation Agreement (OL1)”), among Wells Fargo Bank Northwest, National Association, as independent manager under the Lessor LLC Agreement, General Electric Capital Corporation, as the owner participant, Homer City Funding, LLC, as Lender, The Bank of New York, as the Lease Indenture Trustee, the Lease Indenture Company, the Security Agent, the Bondholder Trustee and the Bondholder Trustee Company, and the Other Participation Agreements (as defined in the Participation Agreement (OL1));
WHEREAS, the parties desire that GE, EFS Homer City, LLC, a wholly owned subsidiary of GE (“EFS Homer City”), or another Affiliate of GE reasonably acceptable to Homer City (such party, the “EPC Counterparty”) and Kiewit Power Constructors Co. (“EPC Contractor”) (x) enter into a Turnkey Engineering, Procurement and Construction Agreement in substantially the form as has been negotiated as of the date hereof between EFS Homer City and EPC Contractor and shared with Homer City immediately prior to the execution of this Agreement (the “EPC Agreement”), pursuant to which EPC Contractor will install pollution control equipment (the “Project”) at the Facility by adding flue-gas desulfurization retrofit scrubber systems to Units 1 and 2 of the three coal-fired boilers of the Facility, a baghouse, and other related improvements contemplated by the EPC Agreement.
WHEREAS, the parties also desire that (a) the EPC Counterparty assume the balance of plant construction agreements (the “BOP Agreements”) and other contracts and purchase orders (including the purchase orders requested from the EPC Contractor (the “EPC Purchase Orders”)) set forth on Exhibit A attached hereto which pertain to construction work and other services in support of the Project, pursuant to which balance of plant construction and installation work and other services (which is not within the scope of work of the EPC Agreement) will be performed by the contractors party thereto (the “Other Contractors”) in connection with such pollution control equipment (the equipment and improvements to be installed and constructed by the EPC Contractor and the Other Contractors, as applicable, shall be collectively referred to herein as the “Pollution Control Improvements”), and (b) the EPC Counterparty or its Affiliate and Midwest Generation EME, LLC enter into Secondment Agreements with respect to a project manager and an engineering manager, in each case, in substantially the form as has been negotiated as of the date hereof and shared with Homer City immediately prior to the execution of this Agreement (the “Secondment Agreements”);
NOW THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Homer City and GE hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1.    Defined Terms. Capitalized terms used in this Agreement, including those in the recitals, and not otherwise defined herein, shall have the respective meanings set forth in Appendix A to the Participation Agreement (OL1).
Section 1.2.    Definitions. The following capitalized terms shall have the following meanings:
“Affiliate Assets” shall have the meaning ascribed to such term in Section 6.6 hereof.
“Agreement” shall have the meaning ascribed to such term in the preamble hereto.
“Alternative Transaction” shall have the meaning ascribed to such term in Section 10.14 hereof.
“Assignment” shall mean a transaction on substantially the terms and conditions set forth on Annex I.
“Confidentiality Provisions” shall have the meaning ascribed to such term in Section 4.4 hereof.
“Data Room” shall mean the electronic data site hosted by Intralinks in respect of Homer City code named “Project World Series”.
“Easement and Attachment Agreement” means the Easement, License and Attachment Agreement between Homer City, Penelec and NYSEG, dated as of March 18, 1999, whereby Homer City agreed to provide Penelec and NYSEG with easements with respect to the real property transferred to Homer City and whereby Penelec and NYSEG agreed to provide Homer City with certain attachment rights with respect to certain real property owned by Penelec and NYSEG.
“Effective Date” shall have the meaning ascribed to such term in the preamble hereto.
“EME” means Edison Mission Energy, a Delaware corporation.
“Emission Allowances” means all present and future authorizations to emit specified units of pollutants or hazardous substances, which units are established by the Governmental Authority with jurisdiction over the Facility under (i) an air pollution control and emission reduction program designed to mitigate global warming, interstate or intra-state transport of air pollutants; (ii) a program designed to mitigate impairment of surface waters, watersheds, or groundwater; or (iii) any pollution reduction program with a similar purpose. Emission Allowances include allowances, as described above, regardless as to whether the Governmental Authority establishing such allowances designates such allowances by a name other than “allowances”.
“Emission Reduction Credits” means credits, in units that are established by the Governmental Authority with jurisdiction over the Facility that has obtained the credits, resulting from reductions in the emissions of air pollutants from an emitting source or facility (including, without limitation, and to the extent allowable under applicable law, reductions from shut-downs or control of emissions beyond that required by applicable law) that: (i) have been identified by the PaDEP as complying with applicable Pennsylvania law governing the establishment of such credits (including, without limitation, that such emissions reductions are enforceable, permanent, quantifiable and surplus) and listed in the Emissions Reduction Credit Registry maintained by the PaDEP or with respect to which such identification and listing are pending; or (ii) have been certified by any other applicable Governmental Authority as complying with the law and regulations governing the establishment of such credits (including, without limitation, certification that such emissions reductions are enforceable, permanent, quantifiable and surplus). The term includes emission reduction credits that have been approved by the PaDEP and are awaiting USEPA approval. The term also includes certified air emissions reductions, as described above, regardless as to whether the Governmental Authority certifying such reductions designates such certified air emissions reductions by a name other than “emission reduction credits.”
“EPC Agreement” shall have the meaning ascribed to such term in the recitals hereto.
“EPC Contractor” shall have the meaning ascribed to such term in the recitals hereto.
“EPC Purchase Orders” shall have the meaning ascribed to such term in the recitals hereto.
“EPC Termination Event” means (x) the termination of the EPC Agreement by GE or EFS Homer City, (y) the furnishing of a notice of termination under the EPC Agreement by the EPC Contractor if such notice is accepted by the EPC Counterparty, or if such notice is not accepted, such notice has not been withdrawn by the EPC Contractor by or before the forty fifth (45th) day after the issuance of such notice, or (z) a modification or amendment of the EPC Agreement or the occurrence of any other event, in the case of each of clauses (x), (y) or (z), having the practical effect of terminating work on the Project; provided, that, no action, event or circumstance arising under the EPC Agreement after Substantial Completion (as defined in the EPC Agreement) shall constitute an EPC Termination Event.
“Facility” shall have the meaning ascribed to such term in the recitals hereto.
“Facility Lease” shall mean each Facility Lease Agreement entered into by and between an Owner Lessor and the Facility Lessee in respect of the lease of an Undivided Interest in the Facility.

“Facility Leases” shall mean, collectively, the GE Facility Leases and the MetLife Facility Lease.
“Facility Lessee” shall have the meaning ascribed to such term in the recitals hereto.
“GE” shall have the meaning ascribed to such term in the preamble hereto.
“GE Facility Leases” shall mean, collectively, each Facility Lease entered into by and between a GE Owner Lessor and Homer City pursuant to the GE Participation Agreements, each dated as of December 7, 2001.
“GE OL Undivided Interests” shall mean, collectively, the Undivided Interests in the Facility of each of the GE Owner Lessors pursuant to the GE Participation Agreements and GE Facility Leases.
“GE Owner Lessors” shall mean collectively Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL7 LLC, and Homer City OL8 LLC.
“GE Participation Agreements” shall mean, collectively, each of the Participation Agreements entered into by and between the GE Owner Lessors and Homer City, each dated as of December 7, 2001.
“Good Utility Practices” mean any of the practices, methods and acts engaged in or approved by a significant portion of the coal-fired electric utility industry during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the coal-fired electric utility industry.
“Homer City” shall have the meaning ascribed to such term in the recitals hereto.
“Homer City Termination Date” shall have the meaning ascribed to such term in Section 9.3 hereof.
“Implementation Transaction” shall mean the Sublease or an Assignment.
“Lease Indenture Secured Party” shall have the meaning set forth in the Lease Indenture.
“Legal Proceedings” shall have the meaning ascribed to such term in Section 6.5 hereof.
“MetLife” shall mean Metropolitan Life Insurance Company.
“MetLife Facility Lease” shall mean Facility Lease Agreement (OL6), entered into by and between MetLife Owner Lessor and Homer City, dated as of December 7, 2001, as transferred by GE to MetLife pursuant to that certain Sale Agreement (Homer City OL6), dated as of September 19, 2005.
“MetLife OL Undivided Interest” shall mean the Undivided Interests in the Facility of the MetLife Owner Lessor pursuant to the MetLife Participation Agreement and MetLife Facility Lease.
“MetLife Owner Lessor” shall mean Homer City OL6 LLC.
“MetLife Participation Agreement” shall mean Participation Agreement (OL6), entered into by and among the MetLife Owner Lessor, Homer City, GE, Wells Fargo Bank Northwest, National Association, The Bank of New York, and Homer City Funding, LLC, dated as of December 7, 2001, as transferred by GE to MetLife pursuant to that certain Sale Agreement (Homer City OL6), dated as of September 19, 2005.
“NYSEG” means New York State Electric & Gas Corporation, a New York corporation.
“Owner Lessors” shall mean the GE Owner Lessors and the MetLife Owner Lessor, collectively.
“Owner Participants” shall mean GE and MetLife, collectively.
“Participation Agreement (OL1)” shall have the meaning ascribed to such term in the recitals hereto.
“Participation Agreements” shall mean the GE Participation Agreements and the MetLife Participation Agreement.
“Penelec” means the Pennsylvania Electric Company, a Pennsylvania corporation.
“Permitted Encumbrances” means: (i) the easements and access rights that have been granted by Homer City to Penelec and NYSEG pursuant to the Easement and Attachment Agreement, including, without limitation, easements authorizing access, use, maintenance, construction, repair, replacement and other activities by Penelec and NYSEG, as further described in the Easement and Attachment Agreement; (ii) those exceptions to title to the Transferred Assets and those Encumbrances set forth in Schedule 1.2 and any comparable exceptions to title or Encumbrances arising after December 16, 2011; (iii) statutory liens for taxes or other governmental charges or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings provided that the aggregate amount being so contested does not exceed $1 million; (iv) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Homer City or the validity of which are being contested in good faith, and which do not, individually or in the aggregate, exceed $1 million; (v) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; and (vi) such other liens, imperfections in or failure of title, charges, licenses, easements, restrictions and Encumbrances which do not materially, individually or in the aggregate, detract from the value of the Transferred Assets as currently used or materially interfere with the present use of the Transferred Assets and do not secure indebtedness. For purposes of this definition, “Encumbrances” means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, encumbrances and charges of any kind.
“Pollution Control Improvements” shall have the meaning ascribed to such term in the recitals hereto.
“Project” shall have the meaning ascribed to such term in the recitals hereto.
“Protected Actions” shall have the meaning ascribed to such term in Section 10.11 hereof.
“Secondment Agreements” shall have the meaning ascribed to such term in the recitals hereto.
“Sublease” shall mean a transaction on substantially the terms and conditions set forth on Annex III.
“Termination Amount” shall have the meaning ascribed to such term in Section 9.4 hereof.
“Transferred Assets” shall have the meaning ascribed to such term in Section 6.6 hereof.
“Transaction Agreement” shall mean a master transaction agreement implementing an Implementation Transaction, substantially on the terms and conditions set forth in Annex I, in the case of an Assignment and Annex II in the case of a Sublease.
Section 1.3.    Rules of Interpretation. The rules of interpretation set forth in the Participation Agreement (OL1) shall apply to this Agreement, including its preamble and recitals.
ARTICLE II
ACKNOWLEDGEMENTS AND AGREEMENTS
Section 2.1.    Obligations and Rights. The parties acknowledge that the EPC Counterparty’s execution of the EPC Agreement (i) in no way implies any obligation on the part of the Owner Participants or any of their Affiliates to take any other action under the Operative Documents or under the EPC Agreement and (ii) in no way implies that the Owner Participants are waiving any of their rights under the Operative Documents. Except to the extent modified in Section 2.5, Section 8.5, Section 10.12 and Section 10.13, the terms and conditions set forth in this Agreement in no way limit, alter or amend the provisions of any of the Operative Documents, each of which remains in full force and effect in accordance with the terms thereof.
Section 2.2.    [Reserved]
Section 2.3.    Access Rights. Homer City, in its capacity as Facility Lessee, agrees, in connection with (and for the purpose of facilitating) the transactions contemplated by this Agreement, the performance of the work contemplated by the EPC Agreement and the BOP Agreements, and GE’s due diligence investigation, to provide reasonable access to the Facility to

GE, the EPC Contractor, and the BOP Contractors and their representatives upon reasonable advance notice; provided, that such access shall be sufficient to permit the EPC Contractor, any counterparty to a BOP Agreement, and each of their respective subcontractors and representatives, subcontractors and designees, as applicable, to complete the work contemplated by the EPC Agreement and the BOP Agreements in accordance with the terms and conditions thereof without undue delay or interference; provided, further, that, in all cases, such access shall (i) be subject to compliance by such persons with applicable health and safety laws and regulations and the health and safety policies of Homer City and (ii) not unreasonably interfere with or endanger the operations of the Facility (taking into account the purpose and intent of the EPC Agreement), it being understood that the performance of the work contemplated by the EPC Agreement will necessarily result in certain interference with the operations of the Facility.
Section 2.4.    Non-Solicitation. GE agrees that neither it nor its Affiliates shall, directly or indirectly, during the Restricted Period (as defined below), hire or solicit for employment as an employee, consultant or otherwise, in each case in connection with the Project or the transactions contemplated by this Agreement, any person who is as an employee of Homer City or any of its Affiliates without the written consent of Homer City or such Affiliate, as applicable; provided, that in connection with the consummation of an Implementation Transaction or an Alternative Transaction, GE may hire or solicit for employment employees of Homer City in accordance with the terms and conditions of the applicable Transaction Agreement; and provided further, that nothing herein shall prevent GE or its Affiliates from hiring an employee of Homer City or any of its Affiliates who responds to a general solicitation for employment that is not targeted at any such employee. For purposes of this Section 2.4, the “Restricted Period” shall mean, with respect to any employee of Homer City or any of its Affiliates, the period commencing on the date hereof and ending on the date which is twenty-four (24) months following the termination of such employee’s employment with Homer City or the applicable Affiliate; provided that the Restricted Period shall, solely in respect of Homer City, automatically terminate upon the consummation of an Implementation Transaction or an Alternative Transaction, as applicable.
Section 2.5.    Rent Default Event. To the extent permitted under the Operative Documents, GE hereby waives, and agrees to cause the GE Owner Lessors to waive, and to use commercially reasonable efforts to cause the MetLife Owner Lessor to waive, any Rent Default Event occurring during the effectiveness of this Agreement that would have occurred after the Effective Date but for the existence of this waiver, and GE agrees to (and shall cause the GE Owner Lessors and use commercially reasonable efforts to cause the MetLife Owner Lessor, as applicable, to) evidence any such waiver in a form reasonably acceptable to the parties hereto promptly following request therefor by Homer City. The waiver set forth in this Section 2.5 shall be effective for all purposes under the Operative Documents, provided that (i) each such waiver shall constitute a Rent Default Event for the purposes of Section 6.10(b) of the Participation Agreement, (ii) interest shall accrue on any unpaid Rent at the Overdue Rate, and (iii) any unpaid Rent and accrued interest in respect thereof shall be due in accordance with the Operative Documents.
Section 2.6.    BOP Agreements. Without limiting Section 6.7. for the avoidance of doubt, the parties hereto acknowledge and agree that additional contracts and/or purchase orders for additional services or work to be performed may need to be entered into by the EPC Counterparty and/or GE in respect of the Pollution Control Improvements.
ARTICLE III
OBLIGATIONS IN RESPECT OF THE EPC AGREEMENT
Section 3.1.    Execution of EPC Agreement. GE shall cause the EPC Counterparty to (x) enter into the EPC Agreement on or before twenty (20) days after the Effective Date and (y) subject to obtaining the applicable consents under the Operative Documents, assume the BOP Agreements and the EPC Purchase Orders, in each case, in accordance with Section 3.7; provided that, subject to Section 3.5, the EPC Counterparty shall have the right in its sole and absolute discretion to suspend or terminate the EPC Agreement and the BOP Agreements (to the extent it has entered into them) in accordance with the terms thereof.
Section 3.2.    Actions in Connection with the Execution of the EPC Agreement. Homer City shall cooperate with, and provide assistance to, GE and its Affiliates in connection with the drafting, negotiation and execution of the EPC Agreement including, without limitation, taking the following actions: (a) provide material documents, access to key employees and advisors, and material information and reports (internal and third-party) that Homer City may have in its possession relating to the ownership, operation or maintenance of the Facility as GE or its Affiliates may reasonably request, (b) provide to GE, reports and information with respect to the Facility and the Pollution Control Improvements as GE or its Affiliate may reasonably request, and (c) take such other actions as may be reasonably requested by GE in connection with or incidental to the foregoing.
Section 3.3.    Secondment Agreements. In connection with the entry by the EPC Counterparty into the EPC Agreement and the assumption of the BOP Agreements and the EPC Purchase Orders, Midwest Generation EME, LLC and the EPC Counterparty (or another Affiliate of GE reasonably acceptable to Homer City) shall enter into the Secondment Agreements.
Section 3.4.    Acknowledgement Regarding the EPC Counterparty’s Right to Assign the EPC Agreement; Homer City Cooperation. GE may, in its sole and absolute discretion, choose to assign or cause the EPC Counterparty to assign the EPC Agreement and the BOP Agreements to one or more of the GE Owner Lessors, to a contract trust owned by one or more GE Owner Lessors, to an entity to which the interest of Homer City in the Facility Leases is transferred, or to any other entity designated by GE. In the event that GE or the EPC Counterparty elects to effect any such assignment, Homer City shall, at the cost and expense of GE, use commercially reasonable efforts to assist with and effect any assignment of the EPC Agreement and the BOP Agreements as may be requested by GE or the EPC Counterparty.
Section 3.5.    Modifications to EPC Agreement and/or BOP Agreements. GE shall not, and shall cause the EPC Counterparty not to, amend, waive or otherwise modify, or suspend performance under or terminate, the EPC Agreement or the BOP Agreements in a manner (i) which is reasonably likely to negatively impact the safety of any employee or the public or (ii) that would violate applicable laws or regulations (environmental or otherwise), excluding, in each case, any negative impacts on the health or safety of any employees or the public or any violation of law or regulation (environmental or otherwise) resulting from delays in the installation of, or failure to install, the Pollution Control Improvements or otherwise from the failure to complete the Project. GE shall, promptly following execution thereof, deliver to Homer City, copies of any amendments or modifications to, or waivers of, the EPC Agreement and/or the BOP Agreements.
Section 3.6.    No Third Party Beneficiary. Nothing herein shall cause (or be deemed to cause) Homer City or its Affiliates to be a third party beneficiary under the EPC Agreement or the BOP Agreements.
Section 3.7.    Actions in Connection with the Performance of Obligations Arising Under the EPC Agreement and BOP Agreements.
(a)    Homer City shall use commercially reasonable efforts to cooperate with, and provide assistance to, GE, GE’s Affiliates and GE’s designees in connection with the performance of the obligations of the EPC Counterparty arising under the EPC Agreement and the BOP Agreements, including, but not limited to, taking such actions or providing such assistance as is reasonably requested by GE, GE’s Affiliates or GE’s designees. In connection with the foregoing, Homer City shall take such actions as are reasonably necessary or desirable to enable the EPC Counterparty to fulfill their obligations under the EPC Agreement and the BOP Agreements (other than with respect to payment or indemnity obligations of the EPC Counterparty under such agreements), including, but not limited to, the obligations of the EPC Counterparty under Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.8, and 4.9 of the EPC Agreement. GE shall reimburse Homer City for its actual and documented costs and expenses reasonably incurred by Homer City in connection with the foregoing obligations provided that such costs and expenses shall not include any salaries, benefits or other compensation of Homer City’s employees.
(b)    Subject to obtaining any required third party consents, Homer City agrees, pursuant to a mutually acceptable transfer agreement, to transfer and assign to the EPC Counterparty, all obligations, rights, benefits and entitlements that Homer City may have (other than any rights, benefits or entitlements of Homer City in its capacity as Facility Lessee) arising out of (i) the EPC Purchase Orders and (ii) the BOP Agreements, including in each case all ownership interests in any assets and work product resulting therefrom, and agrees that regardless of whether or not such transfer and assignment shall have occurred, it shall not have any interest in the EPC Agreement or the work product resulting therefrom by reason of the EPC Purchase Orders and the BOP Agreements. Homer City shall be responsible for payment with respect to all work performed prior to the date hereof under the EPC Purchase Orders and the BOP Agreements. In addition, with respect to those EPC Purchase Orders and BOP Agreements not yet fully performed by the applicable counterparties thereto, and such other purchase orders as may be subsequently issued by Homer City, (i) Homer City shall continue to perform all of its obligations thereunder, other than payment and indemnity obligations with respect to work performed after the date hereof, which shall be for the account of the EPC Counterparty and (ii) subject to obtaining required third party consents, Homer City and the EPC Counterparty shall use commercially reasonable efforts to cause each such EPC Purchase Order or BOP Agreement to be terminated and replaced with a new purchase order or agreement directly between EFS

Homer City and the applicable counterparty, on substantially the same terms and conditions as apply to the original.
ARTICLE IV
IMPLEMENTATION TRANSACTIONS
Section 4.1.    Implementation Transactions. GE may, in its sole discretion, request that Homer City consummate one or more Implementation Transactions and, following such request, Homer City agrees to promptly consummate any such Implementation Transaction selected by GE, in each case, in accordance with the terms and conditions set forth in the Annexes (including the Transaction Agreement, if applicable) applicable to any such Implementation Transaction. For sake of clarity, and without limiting Section 9.2 of this Agreement, for so long as this Agreement shall remain in effect, the fact that GE may have requested that Homer City pursue any particular Implementation Transaction shall not prevent GE from requesting that Homer City pursue any other Implementation Transaction or an Alternative Transaction (including following the consummation of any Sublease); provided, however, that GE agrees that once an Implementation Transaction or Alternative Transaction (other than any Sublease) has been signed (whether or not such Implementation Transaction or Alternative Transaction has been consummated), GE will not request that Homer City pursue any other Implementation Transaction or Alternative Transaction for so long as the parties are actively pursuing the consummation thereof unless GE shall have reasonably determined that it is reasonably likely that a condition to the closing of such Implementation Transaction or Alternative Transaction is not capable of being satisfied in a reasonably timely fashion.
Section 4.2.    Debt Party Consent. If, in connection with any Implementation Transaction or Alternative Transaction, GE shall seek any consent or waiver from the holders of the notes issued under the Lease Indentures and/or the holders of the bonds issued under the Fundco Indenture, or any other Lease Indenture Secured Party under the Operative Documents, to any waiver of, or amendment to, any provisions of the Operative Documents, Homer City shall, upon GE’s request, use commercially reasonable efforts to take such actions as are reasonably requested by GE in connection with obtaining any such consents or waivers.
Section 4.3.    Assistance with Tender Offer. In the event that GE or any of its Affiliates or designees launch a tender offer for the purchase of the bonds issued under the Fundco Indenture, then, at GE’s request, Homer City shall provide, at Homer City’s cost and expense, all such assistance and cooperation in connection with any such tender offer as is reasonably requested by GE and shall use commercially reasonable efforts to assist GE in the completion of any such tender offer (it being understood and agreed, that in no event shall such efforts require the payment of any amount by Homer City other than for its own costs and expenses).
Section 4.4.    Release of Confidentiality Restrictions. Homer City acknowledges that the consummation of any of the transactions described in Article IV hereof may require the dissemination and disclosure of information that, pursuant to Section 17.19 of each Participation Agreement, Section 10.11 of this Agreement, and certain other confidentiality agreements and provisions, is required to be kept confidential (collectively, the “Confidentiality Provisions”). Homer City shall, to the extent in its control, waive any such Confidentiality Provisions to the extent reasonably requested by GE in connection with the implementation of any such transaction. The foregoing notwithstanding, in no event shall Homer City be required to waive (or be deemed to have waived) any Confidentiality Provision to the extent the information subject to such Confidentiality Provision is required by contract or applicable law, regulation or legal process to remain confidential in accordance with the terms thereof; provided that Homer City agrees to use commercially reasonable efforts, at GE’s reasonable request, to obtain consent to the waiver of any Confidentiality Provisions that are required by contract to remain confidential.
Section 4.5.    Assistance with Rating Agency Review. If GE or any of its Affiliates seek rating agency review of the bonds issued pursuant to the Fundco Indenture (including in connection with any credit enhancement), then, at GE’s request, Homer City shall provide such reasonable assistance and cooperation in connection with any such rating agency review as is reasonably requested by GE and shall use commercially reasonable efforts to assist GE in the completion of any such rating agency review. The parties agree that any fees, costs and expenses of the ratings agencies shall be borne by GE.
Section 4.6.    Section 467 Loan Balance. Homer City acknowledges and agrees that the execution and delivery of this Agreement does not alter, modify, change, amend or waive any obligation of GE to pay any Lessor Section 467 Loan Balance and that no Lessor Section 467 Loan Balance or Lessor Section 467 Interest shall be due or payable solely as result of the execution and delivery of this Agreement. For the avoidance of doubt, it is understood and agreed that the treatment of the Lessor Section 467 Loan Balance and any Lessor Section 467 Interest in connection with the consummation of any Implementation Transaction shall be addressed in the Annex relating to such Implementation Transaction.
ARTICLE V
TRANSITION SERVICES
Section 5.1.    Transition Services Agreement. In connection with any Implementation Transaction or Alternative Transaction, EME and GE (or a designee of GE) shall enter into a mutually acceptable transition services agreement (the “Transition Services Agreement”); provided, that is understood, acknowledged and agreed that (1) for services provided by EME and its Affiliates (other than Edison Mission Marketing & Trading, Inc. (“EMMT”)) that have historically had costs allocated to Homer City, the amounts payable therefor under the Transition Services Agreement shall be consistent with the past practice of allocating such costs to Homer City, (2) the costs of any services provided by EMMT to Homer City shall be mutually agreed by the relevant parties and (3) costs in respect of certain services provided by EME and its Affiliates have not previously been allocated to Homer City and that costs with respect to such services shall be mutually agreed in the Transition Services Agreement by the relevant parties.
Section 5.2.    Provision of Information.
(a)    During the effectiveness of this Agreement, Homer City will, at reasonable times and upon reasonable notice: (i) provide GE and its Affiliates and their respective employees, agents and advisors (including, without limitation, accountants, counsel, environmental consultants, financial advisors and other authorized representatives) (collectively, “Representatives”) with access to the Data Room and use commercially reasonable efforts to update the Data Room on a monthly basis with current information of the type or nature of the information contained in the Data Room on the date hereof; (ii) give GE and its Representatives reasonable access at reasonable times with reasonable advance notice to its managerial personnel and to all books, records, plans, equipment, offices and other facilities and properties constituting the Transferred Assets; (iii) furnish GE and its Representatives with (A) such financial data as required to be delivered by Homer City under Section 5.1 of each Participation Agreement, (B) if requested by GE or its Representatives, copies of such financial data which has been or is subsequently developed by Homer City or any of its Representatives on Homer City’s behalf and (C) such other operating information as GE and its Representatives may from time to time reasonably request; and (iv) furnish GE and its Representatives at their request a copy of each material report, schedule or other document filed by Homer City or any of its Affiliates with respect to the Transferred Assets with the Federal Energy Regulatory Commission or any successor agency thereto, the Pennsylvania Department of Environmental Protection and any successor agency thereto (“PaDEP”) or any federal, state, local or other governmental, regulatory or administrative agency, commission, department, board, or other governmental subdivision, court, tribunal, arbitrating body or other governmental authority (“Governmental Authority”); provided, however, that (A) any such access (and resulting inspections and investigations) shall be conducted in such a manner as not to interfere unreasonably with the operation of the Transferred Assets or any ongoing proceeding before any Governmental Authority, (B) Homer City shall not be required to take any action which would constitute a waiver of the attorney-client privilege, and (C) Homer City need not supply GE and its Representatives with any information which Homer City is under a legal or contractual obligation not to supply. Homer City shall use commercially reasonable efforts to cooperate with GE and its Representatives so as to permit any access or provide any information in a manner not inconsistent with the foregoing, or otherwise make the restrictions set forth in the above clauses (A), (B) and (C) inapplicable. In the event that access is not granted by Homer City in accordance with clauses (A), (B) and (C) above, Homer City shall provide GE with an explanation regarding its decision to deny access. Notwithstanding anything in this Section 5.2 to the contrary, Homer City will not furnish or provide access to any employee personnel records or medical information unless required by law or specifically authorized by the affected employee, and GE and its Representatives shall not have the right to perform or conduct any environmental sampling or testing at, in, on, or underneath the Transferred Assets.
(b)    All information furnished to or obtained by GE and its Representatives pursuant to this Section 5.2 shall be subject to the provisions of Section 17.19 of each Participation Agreement and Section 10.11 of this Agreement and shall be treated as confidential nonpublic information. Except as specifically provided herein or in Section 17.19 of each Participation Agreement, nothing in this Section 5.2 shall impair or modify any of the rights or obligations of the parties under each Participation Agreement, which rights and obligations shall remain in effect until termination of such agreements in accordance with their terms
Section 5.3.    Conduct of Business. Except (i) as contemplated or permitted by this Agreement, (ii) for actions approved by GE in writing (which approval shall not be unreasonably withheld, conditioned or delayed), (iii) as required by applicable law, regulation or order, (iv) as may be required to comply with Homer City’s obligations under the Operative Documents, or (v) as set forth on Schedule 5.3, during the effectiveness of this Agreement, Homer City shall use commercially reasonable efforts to operate and maintain its business and the Facility in all material respects (A) according to its ordinary and usual course of business consistent with past practice and (B) consistent with Good Utility Practice (clauses (A) and (B), collectively “GE’s Preferred Approach”) unless Homer City reasonably determines that a deviation from GE’s Preferred Approach is required by or prudent in light of Homer City’s financial condition, liquidity needs or fiduciary duties; provided that Homer City agrees to use commercially reasonable efforts to consult in good faith with GE in advance of any material deviations from GE’s Preferred Approach and consider, in good faith, any alternative courses of action proposed by GE.
ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS OF HOMER CITY
Homer City represents and warrants, and covenants with respect to Section 6.6, to GE, as of the Effective Date, as follows:
Section 6.1.    Existence, Power and Authority. Homer City is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and has the requisite power and authority to enter into this Agreement and to perform its obligations contemplated hereby.
Section 6.2.    Authorization. The execution and delivery by Homer City of this Agreement, and the performance by Homer City of the transactions contemplated hereby, have been duly authorized by all requisite organizational action and proceedings of Homer City. This Agreement has been, or prior to the Effective Date will be, duly executed and delivered by Homer City, and the provisions herein are, or when so executed will be, the legally valid and binding obligations of Homer City, enforceable against Homer City in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws from time to time in effect which affect creditors’ rights generally or by equitable principles.
Section 6.3.    No Conflict. Neither the execution and delivery of this Agreement, nor the performance by Homer City of the obligations contemplated herein (subject, with respect to any Implementation Transaction, to the satisfaction of the applicable conditions set forth in the Annex related to such Implementation Transaction), will (a) violate any provision of Homer City’s organizational documents, (b) conflict with or result in a breach of any material agreement to which Homer City is a party or by which Homer City is bound, (c) violate any judgment, order, injunction, decree or award of any court, administrative agency or government body against, or be binding upon, Homer City, (d) constitute a violation by Homer City of any law or regulation applicable to Homer City, or (e) conflict with or result in a breach by Homer City of any Operative Document.
Section 6.4.    Consents. With respect to any Implementation Transaction, and subject to the satisfaction of the applicable conditions set forth in the Annex related to such Implementation Transaction, the execution, delivery and performance by Homer City of this Agreement does not require any approval or consent of any third-party or of any trustee or holder of any indebtedness or obligation of Homer City, or any filing or recording with, or any consent or approval of, or the taking of any other action with respect to, any government body, except such as have been obtained or effected on or before the Effective Date (it being understood that certain of the Implementation Transactions may require such approvals or consents).
Section 6.5.    Legal Proceedings. Other than as set forth on Schedule 6.5, (a) there are no actions, suits or proceedings (“Legal Proceedings”) pending, and Homer City has no knowledge of any such Legal Proceedings threatened, against Homer City or any Affiliate of Homer City with respect to the Facility, and (b) Homer City has no knowledge of any investigations by any government body pending or threatened with respect to the Facility or the transaction contemplated hereby that, if adversely determined, would materially hinder or prevent Homer City’s ability to perform its obligations set forth herein or adversely affect the right, title, or interest of Homer City with respect to its assets, properties, rights or liabilities.
Section 6.6.    Transfer of Assets. Except to the extent set forth on Annex I, Homer City covenants that it shall, in connection with the consummation of any Implementation Transaction, (i) transfer, or cause to be transferred, to GE or its designee, all properties, assets and rights of whatever nature or kind owned by Homer City (including any assets reflected on Homer City’s most recent financial statements) (collectively, the “Transferred Assets”), (ii) use commercially reasonable efforts to assist GE in identifying any material assets or rights (for example, parent software licenses) not owned by Homer City (but owned by an Affiliate of Homer City) and used in the ordinary course of business in support of Homer City’s operation of the Facility (the “Affiliate Assets”) which, to Homer City’s knowledge, consist of the assets set forth on Schedule 6.6 and (iii) use commercially reasonable efforts to, at GE’s cost and expense (provided, that Homer City shall use commercially reasonable efforts to minimize such costs and expenses), facilitate, to the extent practicable, the transfer of, or replacement for the Affiliate Assets and any other properties, assets or rights necessary for the ownership, maintenance or operation of the Facility not owned by Homer City. If any Affiliate Asset is identified following the execution of this Agreement and is not set forth on Schedule 6.6, the failure to include the Affiliate Asset on Schedule 6.6 shall not be a default under this Agreement and such additional Affiliate Assets will be added to Schedule 6.6; provided that prior to the consummation of an Implementation Transaction, Homer City shall cause its Affiliates to permit Homer City to continue to use such Affiliate Assets on the same terms and conditions, in all material respects, as used immediately prior to the date of the Implementation Agreement (it being understood and agreed that the treatment of Affiliate Assets following the consummation of an Implementation Transaction shall be addressed in the Transition Services Agreement).
Section 6.7.    BOP Agreements. As of the date hereof, Exhibit A lists the current, outstanding contracts or purchase orders related to services (including balance of plant work) to be performed in respect of the Pollution Control Improvements. For the avoidance of doubt, the parties hereto acknowledge and agree that additional contracts and/or purchase orders for additional services or work to be performed may need to be entered into by the EPC Counterparty and/or GE in respect of the Pollution Control Improvements.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF GE
GE represents and warrants to Homer City, as of the Effective Date, as follows:

Section 7.1.    Existence, Power and Authority. GE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby.
Section 7.2.    Authorization. The execution and delivery by GE of this Agreement, and the performance by GE of the transactions contemplated hereby, have been duly authorized by all requisite organizational action and proceedings of GE. This Agreement has been, or prior to the Effective Date will be, duly executed and delivered by GE, and the provisions herein are, or when so executed will be, the legally valid and binding obligations of GE, enforceable against GE in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws from time to time in effect which affect creditors’ rights generally or by equitable principles.
Section 7.3.    No Conflict. Neither the execution and delivery of this Agreement, nor the performance by GE of the obligations contemplated herein (subject, with respect to any Implementation Transaction, to the satisfaction of the applicable conditions set forth in the Annex related to such Implementation Transaction), will (a) violate any provision of GE’s organizational documents, (b) conflict with or result in a breach of any material agreement to which GE is a party or by which GE is bound, (c) violate any judgment, order, injunction, decree or award of any court, administrative agency or government body against, or be binding upon, GE, (d) constitute a violation by GE of any law or regulation applicable to GE or (e) conflict with or result in a breach by GE of any Operative Document.
Section 7.4.    Consents. The execution, delivery and performance by GE of this Agreement does not require any approval or consent of any third-party or of any trustee or holder of any indebtedness or obligation of GE, or any filing or recording with, or any consent or approval of, or the taking of any other action with respect to, any government body, except such as have been obtained or effected on or before the Effective Date (it being understood that certain of the Implementation Transactions may require such approvals or consents).
Section 7.5.    Legal Proceedings. Other than as set forth on Schedule 7.5, there are no Legal Proceedings pending, and GE has no knowledge of any such Legal Proceedings threatened, against GE, any GE Owner Lessor or any Affiliate of GE with respect to the Facility. GE has no knowledge of any investigations by any government body pending or threatened with respect to the Facility or the transactions contemplated hereby that, if adversely determined, would materially hinder or prevent GE’s ability to perform its obligations set forth herein or adversely affect the right, title, or interest of GE or the GE Owner Lessors in the Facility or the Project.
ARTICLE VIII
INDEMNITY
Section 8.1.    General Indemnity by Homer City in Favor of GE.     Homer City hereby covenants and agrees that upon GE’s demand, it will pay and assume liability for, and indemnify, protect, defend, save and keep harmless GE and its Affiliates, on an after-tax basis, from and against any and all losses (other than any claim relating to any Taxes) which may at any time or from time to time be imposed upon, incurred by or asserted against GE or its Affiliates directly resulting from or arising out of the untruthfulness of any of Homer City’s representations or warranties contained herein.
Section 8.2.    Procedure for General Indemnity by Homer City in Favor of GE. When seeking indemnification pursuant to Section 8.1, GE shall give prompt written notice together with a copy of such claim, process or other legal pleading to Homer City of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity is sought hereunder and will give Homer City such information with respect thereto as Homer City may reasonably request, but no failure to give such notice shall relieve Homer City of any liability hereunder (except to the extent Homer City suffers actual prejudice thereby). Upon written request by GE, Homer City shall take appropriate action to contest the claim. Homer City may, at its expense, participate in or assume the defense of any such action, suit or proceeding involving a third party. Homer City and GE shall in all other respects use commercially reasonable efforts to cooperate with each other to mitigate the cost of any indemnifiable claim or proceeding and to settle the same promptly in a mutually satisfactory manner. The payment of any indemnity due to GE pursuant to Section 8.1 will be due and payable thirty (30) days after the date that Homer City receives such notice.
Section 8.3.    General Indemnity by GE in Favor of Homer City.     GE hereby covenants and agrees that upon Homer City’s demand, it will pay and assume liability for, and indemnify, protect, defend, save and keep harmless Homer City and its Affiliates, on an after-tax basis, from and against any and all losses (other than any claim relating to any Taxes) which may at any time or from time to time be imposed upon, incurred by or asserted against Homer City or such Affiliate directly resulting from or arising out of the untruthfulness of any of GE’s representations or warranties contained herein.
Section 8.4.    Procedure for General Indemnity by GE in Favor of Homer City. When seeking indemnification pursuant to Section 8.3, Homer City shall give prompt written notice together with a copy of such claim, process or other legal pleading to GE of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity is sought hereunder and will give GE such information with respect thereto as GE may reasonably request, but no failure to give such notice shall relieve GE of any liability hereunder (except to the extent GE suffers actual prejudice thereby). Upon written request by GE, Homer City shall take appropriate action to contest the claim. GE may, at its expense, participate in or assume the defense of any such action, suit or proceeding involving a third party. Homer City and GE shall in all other respects use commercially reasonable efforts to cooperate with each other to mitigate the cost of any indemnifiable claim or proceeding and to settle the same promptly in a mutually satisfactory manner. The payment of any indemnity due to Homer City pursuant to Section 8.3 will be due and payable thirty (30) days after the date that GE receives such notice.
Section 8.5.    Indemnities Not Exclusive. The indemnities set forth in this Article VIII are in addition to the indemnities set forth in the Operative Documents. Except to the extent provided for in this Article VIII, nothing herein shall be construed to limit, restrict, or modify the rights of the parties under the Operative Documents to make, pursue, or prosecute indemnity claims in accordance with the terms and conditions thereof. GE acknowledges and agrees (and shall cause the GE Owner Lessors to acknowledge and agree to the extent applicable) that none of (i) the execution and delivery of this Agreement, (ii) the taking of any actions contemplated hereunder (including the installation of the Pollution Control Equipment) and (iii) any breach of this Agreement by Homer City shall give rise to any obligation of Homer City or any of its Affiliates under any tax indemnity agreement or any tax indemnity provision contained in the Operative Documents. Notwithstanding the foregoing clause (iii), if any event occurs which would result in a breach of this Agreement by Homer City and which would give rise to any rights or remedies available under the Operative Documents in the absence of this Agreement, the foregoing clause (iii) shall not limit any rights or remedies which would be available under the Operative Documents with respect to such event in the absence of this Agreement. For the avoidance of doubt, it is understood and agreed that the tax implications of the consummation of any Implementation Transaction shall be addressed in the Annex relating to such Implementation Transaction.
ARTICLE IX
TERMINATION AND EXCULPATION
Section 9.1.    Termination by GE. GE may terminate this Agreement for any reason in its sole discretion at any time by delivery of written notice to Homer City of its election to terminate. Such election to terminate shall be effective immediately upon receipt of such notice of termination by Homer City. Upon receiving any such notice of termination, Homer City shall cease to take all such actions contemplated hereby as are specified in such notice and upon such notice the parties shall, subject to Section 10.9, be released from all of their respective obligations hereunder.
Section 9.2.    Automatic Termination. Unless earlier terminated, this Agreement and, subject to Section 10.9, the obligations of the parties hereunder, shall terminate upon the satisfaction or fulfillment of all of the obligations of the parties hereto and the consummation of an Assignment or an Alternative Transaction.
Section 9.3.    Termination by Homer City. Homer City may, in its sole discretion, terminate this Agreement by delivery of written notice to GE, on or after that date (a “Homer City Termination Date”) which is the earliest to occur of (x) sixty (60) days following an EPC Termination Event if such EPC Termination Event occurs prior to the three month anniversary of the Effective Date, (y) one hundred eighty (180) days following the occurrence of an EPC Termination Event, if such EPC Termination Event has occurred after the three month anniversary of the Effective Date, and (z) December 31, 2013; provided that if, as of December 31, 2013, GE has actually spent at least $100 million under the EPC Agreement and/or the BOP Agreements then such Homer City Termination Date shall be postponed until the later of (1) December 31, 2014, so long as GE has requested that Homer City consummate one or more Implementation Transactions or an Alternative Transaction and GE continues diligently pursuing consummation thereof in good faith, including the tender of performance of obligations under the definitive agreements for one or more Implementation Transactions or an Alternative Transaction and the exertion of commercially reasonable efforts to satisfy conditions precedent to such consummation, and (2) December 31, 2016, so long as (i) GE has requested that Homer City consummate one or more Implementation Transactions or an Alternative Transaction and GE continues diligently pursuing consummation thereof in good faith, including the tender of performance of obligations under the definitive agreements for one or more Implementation Transactions or an Alternative Transaction and the exertion of commercially reasonable efforts to satisfy all conditions precedent to the closing of any such Implementation Transaction or Alternative Transaction, (ii) GE or its Affiliates have actually spent at least $150 million under the EPC Agreement and/or the BOP Agreements, and (iii) the consummation of one or more of the Implementation Transactions or an Alternative Transaction has been delayed by the failure (x) to obtain any governmental consent the obtainment of which is reasonably necessary to close an Implementation Transaction or an Alternative Transaction or (y) to resolve any Legal Proceedings brought by third parties (excluding Legal Proceedings brought by GE and its Affiliates and/or MetLife and its Affiliates) that has the effect of blocking the consummation of an Implementation Transaction or an Alternative Transaction at such time or making the consummation of an Implementation Transaction or Alternative Transaction commercially impractical; provided that in the case of (x) and (y), all of the conditions to the closing of an Implementation Transaction or the applicable Alternative Transaction capable of satisfaction by GE or its Affiliates shall have been satisfied (excluding, for the avoidance of doubt, any condition that cannot be satisfied until the obtainment of any necessary governmental consent or the resolution of such Legal Proceedings). Upon receiving any such notice of termination, GE shall cease to take all such actions contemplated hereby as are specified in such notice and upon such notice GE shall, subject to Section 10.9, be released from all of its obligations hereunder.
Section 9.4.    Termination Amount. In the event that this Agreement is terminated pursuant to this Article IX, Homer City agrees (i) that subject to obtaining all consents required under the Operative Documents (which Homer City shall use commercially reasonable efforts to obtain), Homer City will repay in full to GE an amount equal to all reasonable and documented costs and expenses, including, without limitation, any cancellation charges incurred and paid by GE in connection with the installation of the Pollution Control Improvements (including all such reasonable and documented costs and expenses arising in connection with the balance of plant) (such amount, the “Termination Amount”) and (ii) that GE may, but shall not be obligated to, agree to accept payment of the Termination Amount through an increase to Component A of Basic Lease Rent (subject to obtaining all consents required under the Operative Documents (which Homer City shall use commercially reasonable efforts to obtain)); provided however, that any obligation of Homer City to pay the Termination Amount shall be made subject to Homer City having sufficient funds available to it after taking into account its obligations to pay (1) Basic Lease Rent (on the schedule and in the amounts set forth in the Operative Documents), (2) operations and maintenance costs incurred in the ordinary course of business and necessary to achieve or maintain Good Utility Practices or (3) the costs of improvements (capital or otherwise) incurred in the ordinary course of business and necessary to achieve or maintain Good Utility Practices.
Section 9.5.    Termination Acknowledgements. The parties hereto acknowledge and agree that (I) no failure to reimburse GE for the Termination Amount shall cause, create or constitute a Lease Event of Default or Lease Indenture Event of Default, (II) Homer City’s right to terminate this Agreement in accordance with Section 9.3 and the effectiveness of any such termination are not contingent upon, or subject to, the actual payment to GE of the Termination Amount, (III) the contingent reimbursement obligation of Homer City in respect of the Termination Amount created by Section 9.4 (or otherwise in this Agreement) shall constitute an obligation to pay Supplemental Lease Rent under the Operative Documents and (IV) the contingent obligation of Homer City to reimburse GE with respect to GE’s payment of the amounts giving rise to Homer City’s contingent reimbursement obligation in respect of the

Termination Amount shall constitute an Excepted Payment; provided, that, notwithstanding anything in the contrary set forth in the Operative Documents, any obligation to pay Supplemental Lease Rent pursuant to clause (III) shall not be payable on an After-Tax Basis. In furtherance of the above, GE agrees for itself and agrees to cause the GE Owner Lessors not to demand payments of the Termination Amount except in accordance with Section 9.4 and GE agrees (and agrees to cause the GE Owner Lessors) (i) not to declare a Lease Event of Default, (ii) to cause the GE Owner Lessors not to declare a Lease Event of Default, (iii) to use commercially reasonable efforts to cause the MetLife Owner Lessor not to declare a Lease Event of Default, in each case on account of any non- payment of the Termination Amount; provided, however, that except as expressly provided in this Section 9.5, each of GE and the GE Owner Lessors shall retain all of their respective rights and remedies under the Operative Documents. Notwithstanding the foregoing, should any portion of the Termination Amount remain unpaid on the date of termination such amount shall accrue interest at the Overdue Rate until paid, and Homer City shall make no Restricted Payments to Affiliates of Homer City until the Termination Amount and any interest accrued thereon shall have been paid in full.
Section 9.6.    Exculpation. For the avoidance of doubt, (i) none of EME, any director or officer of EME, any Affiliate of EME (other than (x) Homer City and (y) for purposes of the Secondment Agreements only, Midwest Generation EME, LLC) nor any of their respective members, managers, shareholders, partners, directors, trustees, officers, employees, agents, advisors, representatives or Affiliates, in each case in their capacity as such for EME or any Affiliate of EME (other than (x) Homer City and (y) for purposes of the Secondment Agreements only, Midwest Generation EME, LLC) (collectively, the “EME Exculpated Parties”) shall have any liability or obligations under this Agreement to any person for any reason whatsoever, including, without limitation, for any act taken or omitted to be taken in connection with or related to the execution, delivery, formulation, preparation, dissemination, implementation, or administration of this Agreement and (ii) none of any Affiliate of GE (other than GE, the EPC Counterparty and any of their respective assignees or designees) nor any of their respective members, managers, shareholders, partners, directors, trustees, officers, employees, agents, advisors, representatives or Affiliates, in each case in their capacity as such for any such Affiliate of GE (other than GE, the EPC Counterparty and any of their respective assignees or designees) (collectively, the “GE Exculpated Parties”, and together with the EME Exculpated Parties, the “ Exculpated Parties”) shall have any liability or obligations under this Agreement to any person for any reason whatsoever, including, without limitation, for any act taken or omitted to be taken in connection with or related to the execution, delivery, formulation, preparation, dissemination, implementation, or administration of this Agreement.
Section 9.7.    Non-Exclusive Remedies. Notwithstanding anything to the contrary contained herein or the termination by any party hereto of this Agreement, following a breach of this Agreement by any other party hereto, each party hereto may exercise, in addition to all other rights and remedies granted in this Agreement, all rights and remedies available to it under law or equity with respect to such breach.

ARTICLE X
MISCELLANEOUS
Section 10.1.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 10.2.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law, other than Section 5-1401 of the New York General Obligations Law) as to all matters, including but not limited to matters of validity, construction, effect and performance.
Section 10.3.    Further Assurances. Each of the parties hereto agrees to execute, acknowledge, deliver, file and record, or cause to be executed, acknowledged, delivered, filed and recorded, such further documents or other papers, and to do all such things and acts, as any other party may reasonably request in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby. In furtherance of the foregoing, and not in limitation thereof, each of the parties hereto agrees to furnish to the others such powers of attorney as may be necessary to enable the parties to carry out their respective duties and realize the benefits provided by this Agreement.
Section 10.4.    Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by recognized overnight courier service or certified or express mail, postage prepaid. If such notice or other communication is sent by facsimile transmission, it shall promptly be confirmed by mail or overnight courier as set forth above. Any such notice shall be deemed given when so delivered or sent by facsimile transmission or, if mailed, three Business Days after the date of deposit in the United States mail, as follows:
If to GE, to:

General Electric Capital Corporation
800 Long Ridge Road
Stamford, CT 06927
Attention: Homer City Portfolio Manager
Telephone: (203) 357-4005
Facsimile: (203) 961-2606

If to Homer City, to:

EME Homer City Generation L.P.
c/o Mission Energy Westside, Inc.
3 MacArthur Boulevard, Suite 100
Santa Ana, California 92707
Attention: Maria Rigatti
Telephone: (714) 513-8000
Facsimile: (714) 513-8914

With a copy to:
Attention: Daniel McDevitt
Telephone: (312) 583-6000
Facsimile: (312) 788-5214
Section 10.5.    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. EACH OF THE PARTIES ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT; THAT EACH HAS RELIED ON SUCH WAIVER IN ENTERING INTO THIS AGREEMENT; AND THAT EACH WILL CONTINUE TO RELY ON SUCH WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF THE PARTIES WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
Section 10.6.    CONSENT TO JURISDICTION. EACH OF THE PARTIES HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY RELEVANT APPELLATE COURT, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH OF THE PARTIES HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 10.4 AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 10.7.    Binding Effect; Assignment; Entire Agreement. No party may assign or delegate its rights or obligations hereunder to any other person without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights hereunder shall relieve the assigning party of any of its obligations or liabilities hereunder. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns. This Agreement, including the Schedules, Exhibits, Annexes, documents, certificates and instruments to be delivered pursuant hereto or attached hereto, embody the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof (including any offering memorandum, summary worksheets or similar documents).
Section 10.8.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the remainder of such provision and the remaining provisions of this Agreement shall be interpreted, to the maximum extent possible, so as to conform to the original intent of this Agreement.
Section 10.9.    Survival of Representations and Warranties, Indemnities and Confidentiality. Notwithstanding anything to the contrary set forth herein (including, without limitation, in connection with a termination of this Agreement), all representations and warranties made herein, Article VIII, Article IX, Sections 2.2, 2.4, 2.5, 10.11, and 10.12 hereof shall survive the expiration or termination of this Agreement.
Section 10.10.    Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, modified, supplemented or terminated, and the terms hereof may be waived, only by written instrument signed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof. No waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.
Section 10.11.    Confidentiality. Subject to Sections 4.4 and 4.5 hereof, each party hereto agrees that it will treat this Agreement and the transactions contemplated thereby as privileged and confidential and will not, without the prior written consent of the other, disclose this Agreement or the transactions contemplated hereby to any third party, except for disclosure to its attorneys, auditors or its successors or permitted assigns and as may be required by applicable law, regulation or legal process or as may be necessary to effect the transactions contemplated hereby, in which case the party so disclosing shall use good faith efforts to limit disclosure to such third parties on a need-to know basis. In connection with any such disclosure the party making such disclosure shall request and use its commercially reasonable efforts to obtain confidential treatment of such information. Except as otherwise required by applicable law or regulation, no party shall issue any press release or make any public announcement with respect to this Agreement or the transactions contemplated hereby without each other party’s hereto express written consent. To the extent Homer City has any obligation to deliver documents, information or other materials, provide access to employees or advisors or otherwise cooperate with GE or any other party (collectively, the “Protected Actions”) the parties hereto acknowledge and agree that under no circumstances will the taking of any Protected Action require the disclosure or dissemination by Homer City (or any person or entity acting at Homer City’s direction) of any privileged information.
Section 10.12.    Costs and Expenses. Unless otherwise expressly set forth in this Agreement (including in the next succeeding sentence), each party hereto shall be responsible for the costs and expenses of its own counsel and advisors in connection with the drafting, negotiation, execution and consummation of this Agreement and the transactions contemplated by this Agreement (including any Implementation Transaction or Alternative Transaction). The parties hereto agree that (i) neither Homer City nor GE, the GE Owner Lessors nor any GE Affiliate shall be obligated to pay the costs or expenses incurred by Homer City or any Affiliate of Homer City arising in connection with the drafting or negotiation of this Agreement or the transactions contemplated by this Agreement (including any Implementation Transaction or Alternative Transaction), except as and to the extent set forth in clauses (ii) and (iii) below; (ii) GE shall be responsible for any fees, costs and expenses of the ratings agencies in connection with the transactions contemplated by this Agreement (including Section 4.5); and (iii) GE shall be responsible for Homer City’s and Homer City’s Affiliates’ reasonable and documented costs and expenses (including legal and advisory fees) in excess of $1,000,000 (the “Expense Threshold”) in the aggregate in connection with (1)(x) any activities related to the issuance of new indebtedness related to the Facility requested by GE in connection with any Implementation Transaction or Alternative Transaction (whether or not consummated), (y) any tender offer transaction (whether or not consummated) contemplated by Section 4.3 of this Agreement and (z) any consents or waivers (or the seeking of any consents or waivers) contemplated by Section 4.2 of this Agreement (whether or not obtained), including, without limitation, the costs and expenses of counsel to the holders of the bonds issued under the Fundco Indenture and (2) to the extent such costs and expenses are incurred (A) after June 30, 2012 with respect to an Alternative Transaction or (B) after September 30, 2012 with respect to any Implementation Transaction, any amendment, modification, suspension, termination or consummation of any of the transactions contemplated by this Agreement (including the Implementation Transactions and any Alternative Transaction) and any drafting and/or negotiation related thereto; provided that GE shall only be responsible for 90% of Homer City’s and Homer City’s Affiliates’ reasonable and documented costs and expenses incurred under this clause (2); provided, further, that, if costs and expenses covered by this clause (iii) exceed the Expense Threshold, Homer City agrees, other than in respect to clause (z) above, to consult with GE, from time to time and upon GE’s request, regarding the incurrence of additional costs and expenses (other than with respect to any de minimis or ordinary course costs and expenses). The parties hereto agree that neither Homer City nor GE, the GE Owner Lessors nor any GE Affiliate shall have any responsibility for fees and expenses (including any success fees) payable to financial advisors, brokers, finders or their equivalent engaged by or otherwise working on behalf of EME or its Affiliates in connection with the transactions contemplated by this Agreement; provided, that the foregoing shall not be construed to prevent, restrict or limit Homer City from engaging and paying financial or legal advisors if and to the extent that the board of directors of Homer City reasonably determines that such engagement is required by or prudent in light of Homer City’s financial condition, liquidity needs or fiduciary duties. The parties hereto agree that the cost and expense reimbursement obligations set forth herein are not subject to setoff or counterclaim.
Section 10.13.    Balance of Plant. The parties hereto acknowledge that, solely during the pendency of this Agreement, Homer City shall have no obligation to fund the balance of plant construction or improvements which are required or necessary in conjunction with the Pollution Control Improvements and that all other obligations of Homer City, if any, to fund the balance of plant construction or improvements shall be governed by the Operative Documents.
Section 10.14.    Alternative Transaction. In addition, at the request of GE, Homer City agrees to negotiate, in good faith, a transaction with GE in lieu of an Assignment having substantially similar economic, legal, regulatory and tax implications (including with respect to any Lessee Section 467 Loan Balance or Lessor Section 467 Loan Balance) as the Assignment (such transaction in lieu of an Assignment, an “Alternative Transaction”). Without limiting the immediately preceding sentence, no party to this Agreement is committed to consummate an Alternative Transaction.
Section 10.15.    Cooperation Among the Owner Lessors and Owner Participants. Whenever any provision references the consent, direction, request or other similar action of the Owner Participants, such reference shall require that GE act in concert with each GE Owner Lessor and use commercially reasonable efforts to cause MetLife to act in concert with GE.
Section 10.16.    Joinder of MetLife. The parties acknowledge and agree that it is in their mutual interest that MetLife become a party to this Agreement. The parties agree to take commercially reasonable efforts to facilitate MetLife’s involvement in any Implementation Transaction or Alternative Transaction and to amend this Agreement (including its Exhibits and Annexes) to allow for MetLife to become a party on substantially the same terms and conditions as agreed to by GE.
Section 10.17.    Third Party Beneficiaries. Neither this Agreement nor any other agreements contemplated hereby are intended to or shall confer upon any Person other than the parties hereto and their respective Affiliates any legal or equitable rights or remedies. Notwithstanding the immediately preceding sentence, Section 9.6 shall be enforceable by the Exculpated Parties, Section 2.4 shall be enforceable by EME and Article III shall be enforceable by the EPC Counterparty.
Section 10.18.    Side Letter. The parties hereto agree that this Agreement shall supersede, in all respects, the Letter Agreement dated as of March 9, 2012 (the “Letter Agreement”) among GE, Homer City and EFS Homer City and that the Letter Agreement shall automatically terminate and be of no further force and effect immediately upon the effectiveness of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized.

GENERAL ELECTRIC CAPITAL CORPORATION

By: ___/s/ Mark Mellana_____
Name: Mark Mellana
Title: Authorized Signatory

EME HOMER CITY GENERATION L.P.
BY: MISSION ENERGY WESTSIDE, INC., ITS
GENERAL PARTNER

By: __/s/ Maria Rigatti________
Name: Maria Rigatti
Title: Vice President and Chief Financial Officer

Signature Page - Implementation Agreement

Exhibit A

EPC Purchase Orders

Purchase Order 4500085026, dated August 05, 2011, between EME Homer City Generation L.P. and Kiewit Power Constructors Co.

o	Line 10: $ (***) issued on August 05, 2011, for the Initial Open Book bid process

o	Line 20: $ (***) issued on January 12, 2012 pre-LNTP limited Authorization

BOP Agreements

Purchase Order 4500083436, dated June 30, 2011, between EME Homer City Generation L.P. and HDR Engineering, Inc.

Purchase Order 4500084999, dated August 4, 2011, between EME Homer City Generation L.P. and HDR Engineering, Inc.

Purchase Order 4500086125, dated August 29, 2011, between EME Homer City Generation L.P. and Venture Engineering & Construction, LLC

Purchase Order 4500086164, dated August 30, 2011, between EME Homer City Generation L.P. and Cintar, Inc.

Purchase Order 4500071320, dated December 9, 2010, between EME Homer City Generation L.P. and CME Management LLC

Purchase Order 4500091681, dated December 16, 2011, between EME Homer City Generation L.P. and Veolia ES Industrial Services, Inc.

Purchase Order 4500092933, dated January 10, 2012, between EME Homer City Generation L.P. and Patrick Engineering, Inc.

Purchase Order 4500090211, dated November 17, 2011, between EME Homer City Generation L.P. and Patrick Engineering, Inc.

Purchase Order 4500088359, dated October 13, 2011, between EME Homer City Generation L.P. and Patrick Engineering, Inc.

Purchase Order 4500089158, dated October 31, 2011, between EME Homer City Generation L.P. and United Conveyor Corporation

Purchase Order 4500092034, dated December 23, 2011, between EME Homer City Generation L.P. and McCutcheon Enterprises, Inc.

Exhibit A - Page 1

Purchase Order 4500086246, dated August 31, 2011, between EME Homer City Generation L.P. and G.D. Barri & Associates, Inc.

Purchase Order 4500085431, dated August 15, 2011, between EME Homer City Generation L.P. and Per Se Group, Inc.

Purchase Order 4500085434, dated August 15, 2011, between EME Homer City Generation L.P. and Per Se Group, Inc.

Exhibit A - Page 2

Annex I

Assignment Term Sheet
[Attached]

Annex I - Page 1

This Term Sheet is not intended to be a comprehensive list of all relevant terms and conditions with respect to a proposed Transaction, as negotiation of the definitive Transaction Agreement (the "Transaction Agreement") is anticipated to quickly follow this Term Sheet. This Term Sheet does not constitute an offer to sell or an offer to purchase any assets, rights or properties of any person, nor shall it constitute a commitment to do any of the foregoing.1

TRANSACTION OVERVIEW

Description of Transaction;	EME Homer City Generation L.P. (the “Seller”) will commit to transfer (and to

Structure:
cause its affiliates to transfer) to a special purpose entity formed by General Electric Capital Corporation (“GE Capital”) or one or more of its designees or, alternatively, to the Owner Lessors directly (the “Transferee”),[2] the Transferred Assets, but excluding the Excluded Assets. The Seller will commit to cause such steps to be taken with respect to the Affiliate Assets as are set forth in this Term Sheet. The Transferee will commit to assume the Assumed Liabilities, but will not assume the Excluded Liabilities. The transactions contemplated by this Term Sheet (collectively, the “Transaction”) will be structured as set forth in this Term Sheet, with such changes and modifications as may be negotiated by the parties in good faith.

TRANSACTION TERMS

Consideration:
Except as otherwise provided in the Transaction Agreement, the consideration for consummation of the Transaction would include the release of the Seller and its affiliates from their obligations under the leveraged lease documents, together with the assumption by the Transferee of the Assumed Liabilities.

Transferred Assets:
"Transferred Assets" shall mean all of Seller's right, title and interest in and to all properties, assets and rights of whatever nature or kind owned by Seller, including without limitation those assets identified in schedules to be attached to the Transaction Agreement (the "Schedules") and those assets described below (but excluding the Excluded Assets, which shall not be transferred), each as in existence on the Closing Date:

[1]
If the parties determine that the Transaction could be effected without bondholder consent under the Lease Indenture or Fundco Indenture, the parties will consider in good faith altering the structure of the Transaction and making such changes and modifications to this Term Sheet as may be required to achieve such result, together with such other changes or modifications as may be appropriate in light of the revised structure.

[2]	Note: GE Capital may cause transferred employees to be employed by an affiliate or other designee not acquiring the Transferred Assets.

Annex I - Page 2

1) Those certain parcels of real property (including all buildings, facilities and other improvements thereon and all appurtenances thereto) described in the Schedules (the "Real Property"), but subject to normal and customary permitted encumbrances and any exceptions which may be listed in the Schedules and except as otherwise constituting part of the Excluded Assets;
2) All inventories and all emission allowances;
3) All machinery, mobile or otherwise, equipment (including communications equipment), vehicles, tools, furniture and furnishings and other personal property located on the Real Property on the Closing Date, including, without limitation, the items of personal property included in the Schedules, other than property used or primarily usable as part of the transmission assets or otherwise constituting part of the Excluded Assets;
4) Subject to the receipt of any necessary third-party consents and, in the case of the leveraged lease documents, the applicable Transfer Agreement, all Seller's Agreements, including those Seller's Agreements described in the Schedules which meet the agreed-upon thresholds for disclosure as are material to the business and operations of Seller;
5) Subject to the receipt of any necessary third-party consents, all real property leases under which Seller is a lessee or lessor and which relate to the Transferred Assets, including those real property leases described in the Schedules which meet the agreed-upon thresholds for disclosure as are material to the business and operations of Seller ("Real Property Leases");
6) All cash (other than cash or other assets of the type described in Clauses 6 and 10 of the definition of Excluded Assets), cash equivalents and notes receivable (trade or otherwise);
7) All transferable permits;3

[3]
Note: Seller to use commercially reasonable efforts to, at Transferee's cost and expense (provided, that Seller shall use commercially reasonable efforts to minimize such costs and expenses), cooperate with Transferee's reasonable requests to assist it in effecting the transfer of all permits that need to be transferred, modified, amended or revoked and reissued by the applicable regulatory authority.

Annex I - Page 3

8) All books, operating records, operating, safety and maintenance manuals, engineering design plans, documents, blueprints and as built plans, specifications, procedures and similar items of Seller relating specifically to the aforementioned assets, necessary for the operation of the Facility and in existence on the Closing Date (subject to the right of Seller to retain copies of same for their use for legal and compliance purposes or for any bona fide business purpose in light of the terms of the Agreement) other than such items which are proprietary to third parties and accounting records;
9) All unutilized emission reduction credits generated at the Facility prior to the Closing, including those emission reduction credits identified in the Schedules;
10) All unexpired, transferable warranties and guarantees from third parties (other than EME and its subsidiaries and affiliates) with respect to any item of Real Property or personal property constituting part of the Transferred Assets, as of the Closing Date;
11) The name of the Facility;
12) The intellectual property owned by Seller or described on the Schedules;
13) Subject to the receipt of any necessary third-party consents, the transmission-related revenues attributed to Seller’s transmission of power to the New York power pool (including any agreement or arrangement relating to such revenues);
14) To the extent permitted by applicable law and contractual obligations, (i) the records of Seller that relate to transferred employees to the extent that such records pertain to: (A) skill and development training, (B) seniority histories, (C) salary and benefit information, (D) Occupational, Safety and Health Administration reports and records and (E) active medical restriction forms and (ii) all other records of Seller that relate to transferred employees to the extent that a release of

Annex I - Page 4

liability from the applicable employees is provided with respect to such records;4 5
15) If (and only if) Transferee has exercised the Retiree Medical Assumption Election, all cash and other assets relating to the EMMT Pre-Pay (as adjusted pursuant to the “EMMT Pre-Pay Adjustment” Section below);
16) The substation equipment set forth in Schedule A to the Interconnection Agreement, dated as of August 1, 1998 (the "Interconnection Agreement"), between the Pennsylvania Electric Company ("Penelec"), New York State Electric & Gas Corporation ("NYSEG") and Seller, and designated therein as being transferred to Seller; and
17) The rights of Seller in and to any causes of action against third parties (including indemnification and contribution) relating to any taxes (other than taxes attributable to income of Seller) imposed by any federal, state or local government on the ownership, operation or use of the Transferred Assets, including any claims for refunds, prepayments, offsets, recoupment, judgments and the like, whether received as payment or credit against future liabilities, relating specifically to the Facility or the site.

Excluded Assets:
"Excluded Assets" shall mean any right, title or interest in or to the following specific assets which are associated with the Transferred Assets, but which are hereby specifically excluded from the transfer and from the definition of Transferred Assets herein:

1) All bank accounts and any income, sales, payroll or other tax receivables;
2) The rights of Seller and its affiliates to the names EME, Edison Mission Energy, Edison Mission Marketing & Trading, Inc., EMMT, Edison Mission, Midwest Generation, LLC, Mission Energy Westside, Inc., Chestnut Ridge Energy Company, and EME Homer City

[4]
To the extent that the transferred employees are to be employed by an affiliate or other designee of GE Capital that is not acquiring the Transferred Assets, Seller will deliver its records that relate to transferred employees as set forth in Clause 14 to such affiliate or other designee.

[5]	Note: GE Capital would expect that as part of the employee offer process, such releases would be provided to employees and acceptance of any offer would include such release.

Annex I - Page 5

Generation L.P. or any related or similar trade names, domain names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof and all other names, trademarks, service marks, and domain names not expressly set forth in the Schedules;
3) Subject to the Transfer of Affiliate Assets Section and Clause 13 appearing under Transferred Assets above, all tariffs and intercompany agreements and arrangements to which Seller is a party for the purchase or sale of electric capacity and/or energy or for the purchase of transmission or ancillary services, including Seller's market-based rate authorization;
4) Subject to Clause 10 and Clause 17 appearing under Transferred Assets above, the rights of Seller in and to any causes of action against third parties (including indemnification and contribution) relating to any Real Property or personal property, permits, environmental permits, Real Property Leases or Seller's Agreements, if any, including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future liabilities, relating specifically to the Facility or the site and relating to any period prior to the Closing Date;
5) Records of Seller that relate to Seller's employees, other than the records referred to in clause 14 of Transferred Assets;
6) Any and all of Seller's rights in any contract representing an intercompany transaction between Seller and an affiliate of Seller, whether or not such transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like, including, if (and only if) the Transferee has not exercised the Retiree Medical Assumption Election, the intercompany balances and the cash related to such intercompany balances between Edison Mission Marketing & Trading, Inc. ("EMMT") and Seller associated with the amounts pre-paid by EMMT to Seller for certain revenues, which pre-paid amounts are net of any intercompany balances existing between EMMT and Seller immediately prior to such prepayments (the

Annex I - Page 6

"EMMT Pre-Pay");
7) All records prepared for purposes of the analysis, consideration, valuation or execution of the transfer of the Transferred Assets and Assumed Liabilities;
8) All rights of Seller and its affiliates under the Transaction Agreement and related ancillary agreements;
9) All assets under any benefit plans sponsored or maintained by Seller; and
10) An amount of cash sufficient to satisfy the liabilities and obligations set forth in Clauses 3(i), 3(ii), 3(iii) and 3(v) of the definition of Excluded Liabilities, including any liabilities and obligations with respect to any severance or accrued but unused vacation actually payable and to be paid by Seller in accordance with applicable law or existing benefit plan provisions, but only to the extent such liabilities and obligations relate to employees employed by Seller immediately prior to the Closing.6

NYSEG and Penelec Assets:	For the avoidance of doubt, the following assets, which are the property of NYSEG or Penelec, will not be transferred to Transferee:

•
1) The electrical transmission or distribution facilities (as opposed to generation facilities) of NYSEG or Penelec or any of their respective affiliates located at the site or formerly forming part of the Facility (whether or not regarded as a "transmission" or "generation" asset for regulatory or accounting purposes) and retained by Penelec and NYSEG when Seller acquired the Facility and site in 1999, including all switchyard facilities, substation facilities and support equipment, as well as all permits, contracts and warranties (other than those permits, contracts or warranties owned by Seller or to which Seller has the right to transfer), to the extent they relate to such transmission and distribution assets identified as the "Transmission Assets" in Schedule 2.2(a) of the Asset Purchase Agreement, dated as of August 1, 1998 (the "NYSEG/Penelec Purchase Agreement"), by and among Penelec, NGE Generation, Inc., NYSEG and Mission Energy Westside, Inc. (as assigned by Mission Energy

[6]	Seller to provide potential cost of such liabilities and obligations.

Annex I - Page 7

Westside, Inc. to Seller); and
2) Certain switches and meters in the Facility and at the site, gas facilities, revenue meters and remote testing units, drainage pipes and systems, as identified in the Easement, License and Attachment Agreement among Seller, Penelec and NYSEG, dated as of March 18, 1999.

Retiree Medical Benefits
At Transferee’s request, Seller shall use commercially reasonable efforts to cooperate and assist with, and shall make available to Transferee such information, data, books, records and personnel as shall be reasonably necessary to permit Transferee and its third party advisors to perform diligence with respect to the actuarial valuation provided by Seller to GE Capital prior to the date of the IA (the amount of such valuation, the "Seller Actuarial Valuation Amount") with respect to the obligations of Seller (the "Seller Retiree Medical Obligations") relating to the retiree medical benefits to employees transferred to Transferee under the Transaction Agreement under benefit plans maintained by Seller and its affiliates for the benefit of such employees (the "Seller Retiree Medical Plans").

Prior to the parties entering into the definitive Transaction Agreement, Transferee may elect to assume the Seller Retiree Medical Obligations from and after the Closing (such election, the "Retiree Medical Assumption Election") under a benefit plan or plans maintained by Transferee (the "Transferee Retiree Medical Plans").
If the Transferee assumes the Seller Retiree Medical Obligations, the Transferee shall fund such Seller Retiree Medical Obligations through the formation of a VEBA (voluntary employees' beneficiary association) trust (or other appropriate trust) and shall only use such funds for the purpose of providing retiree medical or other welfare benefits to employees transferred to Transferee under the Transaction Agreement, and such funds will in no event revert to Transferee.
If the Transferee does not assume the Seller Retiree Medical Obligations, Seller shall fund such Seller Retiree Medical Obligations through the formation of a VEBA trust (or other appropriate trust) and shall only use such funds for the purpose of providing retiree medical or other welfare benefits to employees transferred to Transferee under the

Annex I - Page 8

Transaction Agreement, and such funds will in no event revert to Seller.

EMMT Pre-Pay Adjustment
Seller shall cause the EMMT Pre-Pay, for the month in which Closing is to occur, to be deposited with Seller prior to such Closing, and if the EMMT Pre-Pay is less than the Seller Actuarial Valuation Amount, Seller shall cause EMMT to pay to Seller the amount (the "Retiree Medical Payment") equal to the difference between the Seller Actuarial Valuation Amount and the EMMT Pre-Pay.

At or prior to the Closing, Seller and EMMT shall enter into a forbearance agreement or arrangement which provide that Seller shall not repay the EMMT Pre-Pay until after the Closing Date (as increased pursuant to this "EMMT Pre-Pay Adjustment" provision).

Assumed Liabilities:
"Assumed Liabilities" shall mean the following liabilities and obligations of Seller, direct or indirect, known or unknown, absolute or contingent, in accordance with the respective terms and subject to respective conditions thereof:[7]

1) All liabilities and obligations of Seller arising under the leveraged lease documents;
2) All liabilities and obligations of Seller arising under Seller's Agreements, the Real Property Leases, Permitted Encumbrances and the transferable permits in accordance with the terms thereof (to the extent transferred to Transferee at Closing), and the contracts, licenses, agreements and personal property leases entered into by Seller with respect to the Transferred Assets after the date and consistent with the terms of the Transaction Agreement;
3) All trade payables or other liabilities and obligations relating to the day to day operation of the Facility, whether arising prior to, on or after the Closing Date, but excluding the intercompany balances between

[7]
With respect to clauses (1) and (2) under Assumed Liabilities, the parties agree that the Seller's disclosure schedules to the Transaction Agreement shall include, subject to agreed upon materiality thresholds, any known liabilities or obligations of Seller to third parties under the leveraged lease documents and any known liabilities or obligations of Seller to third parties that arise in respect of any breach, default or non-performance under the Seller's Agreements or the Real Property Leases, and Transferee shall be afforded an opportunity to diligence any such matters.

Annex I - Page 9

EMMT and Seller associated with the EMMT Pre-Pay;
4) All transfer taxes incurred in connection with the Closing of the Transaction;
5) (i) All liabilities and obligations (a) arising on or after the Closing Date as a result of the employment by Transferee of any employee transferred to Transferee, including obligations arising under any applicable collective bargaining agreement, and including liabilities and obligations for any claims relating to the transfer of Seller's records that relate to transferred employees or (b) resulting from any failure or alleged failure by Transferee or its designee to comply with all applicable laws when selecting, offering employment to and hiring the transferred employees, and (ii) if (and only if) Transferee has exercised the Retiree Medical Assumption Election, the Seller Retiree Medical Obligations. The Transferee and its designee will comply with all applicable laws when selecting, offering employment to and hiring the transferred employees;
6) Any liability, obligation, or responsibility under or related to environmental laws or with respect to environmental matters to the extent due to facts, circumstances or conditions that arise on or after the Closing Date that are related to the ownership, operation, or use of the Transferred Assets, including: (i) fines and penalties associated with any violation or alleged violation of environmental laws or environmental permits that occur on or after the Closing Date, and the costs of any necessary corrective actions or mitigation to the extent required after the Closing Date for any violations of environmental laws or permits occurring on or after the Closing Date, provided, for purposes of clarification, that Transferree is not assuming liability relating to actions in connection with the Transferred Assets, occurring prior to the Closing Date, that are alleged to be violations of federal or state NSR or PSD regulations, including allegations that such violations continued after the Closing Date, except as set forth in paragraph 7 below; (ii) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by hazardous substances initially released at, in, on, under or from the

Annex I - Page 10

Transferred Assets on or after the Closing Date; (iii) the investigation and remediation of the Transferred Assets resulting from hazardous substances initially released at, in or under the Transferred Assets on or after the Closing Date; (iv) the closure of any land-based units on or at the Transferred Assets used for the treatment, storage or disposal of hazardous substances or other wastes, including, without limitation, landfill cells, surface impoundments, or ash impoundments; and (v) the off-site disposal, storage, or transport, or the arrangement for same, of hazardous substances, in connection with the ownership or operation of the Transferred Assets on or after the Closing Date;
7) The following additional liabilities, obligations, or responsibilities under or related to environmental laws or with respect to environmental matters: (i) all costs of necessary corrective actions, mitigation, or other action, including pollution control installation and operation costs, the costs of performing any other emission reduction method or technique and permitting, required after the Closing Date to correct or address any violations or alleged violations of environmental laws or environmental permits occurring prior to the Closing Date (excluding the payment of monetary fines or penalties for such violations or required emission allowance surrenders or forfeitures, which are Excluded Liabilities); (ii) any investigation and remediation of the Transferred Assets (whether or not such remediation commenced before the Closing Date or commences on or after the Closing Date) resulting from a release of hazardous substances prior to the Closing Date at, on, or under the Transferred Assets (but excluding any legal compensatory or punitive damages arising from third party claims for property damage, personal or bodily injury or natural resource damages with respect to such releases, other than as set forth in clause (iv)); (iii) all costs of any necessary corrective action or mitigation undertaken on or at the Transferred Assets to resolve or address third party claims for property damage, personal or bodily injury or natural resource damages resulting from a release of hazardous substances or any emission or discharge prior to the Closing Date at, on or under the Transferred Assets arising as a result of a third

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party claim, (but excluding legal compensatory or punitive damages with respect to such claims, other than as set forth in clause (iv)); (iv) legal compensatory damages or punitive damages arising from third party claims for property damage, personal or bodily injury, or natural resource damages resulting from a release of hazardous substances or any emission or discharge prior to the Closing Date at, on, or under the Transferred Assets, but only if such claims arise due to the negligence or willful misconduct of Transferee on or after the Closing Date with respect to such conditions; and (v) loss of life or injury to persons arising from exposure to asbestos or asbestos-containing materials at the Transferred Assets to the extent that such exposure occurs on or after the Closing Date (such liability to be allocated between Seller and Transferee if a claimant is exposed to asbestos prior to and after the Closing Date);
8) Any and all liabilities or obligations (other than environmental-related liabilities and obligations, which are addressed in clauses (6) and (7), above) to third parties (including employees) for personal injury or tort, or similar causes of action arising out of or related to the ownership or operation of the Transferred Assets on or after the Closing Date, provided that such liabilities or obligations resulted from an action or inaction on the part of or taken on behalf of Transferee on or after the Closing Date;
9) Any fines, penalties or costs imposed by a governmental authority resulting from an investigation, proceeding, request for information or inspection before or by a governmental authority commencing on or after the Closing Date; provided that such fine, penalty or cost resulted from an action or inaction on the part of or taken on behalf of Transferee on or after the Closing Date;
10) Notwithstanding any other clause of this definition of Assumed Liabilities, all liabilities and obligations of Seller, arising on or after the Closing, with respect to the Transferred Assets under the agreements or consent

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orders set forth on a Schedule to the Transaction Agreement8 relating to certain environmental matters, to the extent not constituting a liability or obligation to pay funds to a third party except as a result of an action or inaction on the part of or taken on behalf of Transferee on or after the Closing Date; and
11) With respect to the Transferred Assets, any tax (other than taxes attributable to income of Seller) that may be imposed by any federal, state or local government on the ownership, sale, operation or use of the Transferred Assets in taxable periods ending prior to, on or after the Closing Date arising or related to the ownership, operation or use of the Transferred Assets.

Excluded Liabilities:
"Excluded Liabilities" shall mean all of the liabilities and obligations of Seller or any of its affiliates, direct or indirect, known or unknown, absolute or contingent, which relate to, result from or arise out of the ownership, use, or operation of the Transferred Assets (other than the Assumed Liabilities), including:[9]

1) Any liabilities or obligations of Seller in respect of any Excluded Assets;
2) Any liabilities or obligations of Seller (including the EMMT Pre-Pay) arising under any contract, representing an intercompany transaction between Seller and an affiliate of Seller, whether or not such transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like;
3) Any liabilities or obligations incurred with respect to the employment of any employee by Seller or its affiliates, including, without limitation, any liabilities relating to (i) any employee plans, (ii) any of Seller’s and its affiliates' employee benefit or compensation agreements, plans or other arrangements, (iii) COBRA other than any

[8]	Such Schedule to set forth the consent orders to which Seller is subject.

[9]
Indemnification with respect to Excluded Liabilities will be subject to customary and agreed provisions, including provisions relating to Seller's participation and/or control in matters that, in whole or in part, constitute Excluded Liabilities, a requirement that matters being defended by Transferee that are subject to indemnification not be settled absent Seller's consent, and conditioning Seller's indemnification on compliance with such provisions.

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qualifying event occurring with respect to and after the date a transferred employee commences employment with Transferee, (iv) any liabilities under WARN or similar law; provided that Seller's liability is conditioned on Transferee providing Seller with at least 90 days written notice of the number of employees that shall be transferred to Transferee so that Seller has time to perform any actions required by WARN or other applicable law; (v) any liability for any workers’ compensation or similar workers’ protection claims with respect to any transferred employee that is the result of an injury or illness originating on or prior to the Closing Date; and (vi) unless Transferee has exercised the Retiree Medical Assumption election, the Seller Retiree Medical Obligations;
4) Any liabilities or obligations in respect of taxes attributable to income of Seller;
5) Any liability of Seller arising out of a breach by Seller of any of its respective obligations under the Transaction Agreement or related ancillary agreements; and
6) The following liabilities and obligations resulting from a release of hazardous substances to soil, groundwater or surface water at, on or under the Transferred Assets prior to the Closing Date that migrates offsite from the Transferred Assets and is not attributable to the negligence or willful misconduct of the Transferee: (i) the investigation and/or remediation of such release at the off-site location, including related costs associated with legal or administrative proceedings in connection with such work; (ii) third party claims for property damage, personal or bodily injury or natural resource damages associated with said release; and (iii) monetary fines and penalties associated with such release.
Provided that it is understood that the listing of any liabilities in any Transaction Agreement that has the effect of making them Excluded Liabilities will affect the division of liabilities as between Seller and Transferee only and will not add to, diminish or affect the liability of any other person or entity including any affiliate of Seller or of Transferee, unless so expressly provided. Prior to settling any claim for an Excluded Liability, Transferee will comply with all applicable indemnification procedure provisions set forth in the

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Transaction Agreement.

Transfer of Affiliate Assets:
Edison Mission Marketing & Trading, Inc. ("EMMT") will transfer its arrangements listed on the Schedules to Transferee at the Closing, to the extent that any necessary third party consents have been received. Transferee will commit to honor the day-ahead trades entered into by EMMT on behalf of Seller in the ordinary course of business and will commit to assume and honor such trades after the Closing.

Seller shall use commercially reasonable efforts to, at Transferee’s cost and expense (provided, that Seller shall use commercially reasonable efforts to minimize such costs and expenses), facilitate, to the extent practicable, the transfer of, or replacement for the Affiliate Assets, any other properties, assets or rights necessary for the ownership, maintenance or operation of the Facility not owned by Seller.
"Affiliate Assets" shall mean material assets or rights (for example, parent software licenses) not owned by Seller (but owned by an affiliate of Seller) and used in the ordinary course of business in support of Seller’s operation of the Facility.

Closing:
The closing of the Transaction (the “Closing”) will take place following the satisfaction or waiver of all closing conditions set forth in the Transaction Agreement. Transferee shall determine the date on which the Closing takes place; provided that such date (i) is the second or third business day of the month in which it occurs, (ii) is otherwise as soon as practicable following the satisfaction or waiver of all closing conditions set forth in the Transaction Agreement and (iii) is on or prior to a Homer City Termination Date as defined in Section 9.3 of the Implementation Agreement (the “IA”); provided that if all closing conditions are satisfied prior to such Homer City Termination Date and the Closing is delayed as a result of the application of clause (i) above to a date that occurs after such Homer City Termination Date, such Homer City Termination Date shall automatically be extended to the date of the Closing as required under such clause. The date on which Closing takes place is herein referred to as the “Closing Date”.

Transfer Agreement:	At the Closing, there will be such bills of sale, assignment agreements and any other instruments of transfer and conveyance as may be required to effect the Transaction (the “Transfer Agreements”).

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Representations and	Seller would provide customary representations and warranties

Warranties/Covenants:
for transactions of this type, including as to organization and qualification, corporate authorities, consents, no conflicts, financial statements, absence of changes, no undisclosed liabilities, insurance, title to assets, real property matters, environmental matters, labor and benefits matters, material contracts, litigation, compliance with law and permits, taxes, intellectual property matters, brokers' fees and energy regulatory status.

Transferee would provide customary representations and warranties for transactions of this type, including as to organization, corporate authorities, consents, no conflicts, litigation, no knowledge of Seller's breach of the Transaction Agreement , qualification of Transferee as an exempt wholesale generator and to obtain permits and market-based rate authorization, brokers' fees, energy regulatory status and no additional representations or reliance.
The Seller's covenants with respect to operation of the Facility pending Closing will, unless Transferee provided written notice to Seller that it reasonably believed the Conditions to Closing could be satisfied within six (6) months of the delivery of such notice (the “Covenant Notice”), be as set forth in Section 5.3 of the IA. Upon delivery of the Covenant Notice, Seller’s covenants with respect to the operation of the Facility pending the Closing will be automatically modified to include customary covenants (which take into account Seller's financial condition, liquidity needs and fiduciary duties) for transactions of this type. Seller's covenants with respect to provision of information will be as set forth in Section 5.2 of the IA. With respect to covenants other than the covenants described in the preceding sentences, Seller would provide customary covenants for transactions of this type including, without limitation, covenants requiring its cooperation and assistance with GE Capital and the Transferee in connection with the receipt of all necessary consents and approvals for the Transaction.
If, after the delivery of a Covenant Notice by Transferee, and provided that Transferee has been using its commercially reasonable efforts to cause the Closing and the Conditions to Closing of the Transaction to be satisfied as soon as practicable following its delivery of such Covenant Notice, Transferee determines in good faith that the Closing will not occur within the six (6) month period following its delivery of such Covenant

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Notice, Transferee shall revoke such Covenant Notice (with the effect as if such Covenant Notice had never been delivered by the Transferee). Notwithstanding the foregoing, in no event shall Transferee deliver a Covenant Notice more than two times.
Transferee would also provide other customary covenants for transactions of this type.

Interconnection Agreement:
Seller and Transferee will commit to cooperate and to each use commercially reasonable efforts to obtain an assignment, effective as of the Closing, of the Interconnection Agreement to Transferee, including obtaining the prior written consent of Penelec and NYSEG and entering into appropriate instruments of assumption and release; provided that neither Seller nor Transferee shall have any obligation to pay any money or grant any consideration in connection with such assignment.

Further Assurances:
In the event that any Transferred Asset shall not have been conveyed to Transferee at the Closing, Seller shall commit to use commercially reasonable efforts to convey such asset to Transferee (at Transferee's expense, not including any internal costs or expenses of Seller or its affiliates) as promptly as is practicable after the Closing and in addition, in the event that any Transferred Asset shall not have been conveyed to Transferee at the Closing by reason of the failure to obtain a third party consent, the parties shall enter into such reasonable arrangements so as to pass the benefits and obligations of the Transferred Assets to the Transferee.

Transferee and Seller each shall use its commercially reasonable efforts to cause the Closing and the conditions to closing of the Transaction to be satisfied as soon as reasonably practicable from and after the execution of the Transaction Agreement.

Indemnification:
Seller would provide customary indemnification rights to the Transferee and its affiliates for (i) the Excluded Liabilities, (ii) breaches of covenants, and (iii) subject to certain customary limitations (including caps, baskets and survival periods, in each case to be negotiated), breaches of representations and warranties (but only to the extent such breaches of representations and warranties arise out of fraud, gross negligence or willful misconduct). Transferee would provide customary indemnification rights to the Seller and its affiliates for the Assumed Liabilities.

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Seller and Transferee to agree to certain customary indemnification procedure provisions, including with respect to the control and defense of indemnification claims (including that Seller has the right to consent to any settlement by Transferee of any claim as to which Transferee would seek indemnification from Seller).

Transition Services Agreements:
At the Transferee's election, the Transferee will enter into a transition services agreement with EME and/or a scheduling and dispatch services agreement with Edison Mission Marketing & Trading, Inc., in each case on terms and subject to conditions to be negotiated by the parties thereto.

OTHER CONSIDERATIONS

Conditions:	The obligations of Seller to effect the Transaction would be conditioned upon satisfaction or waiver of the following:
•    the execution of the Transfer Agreements, Transition Services Agreements and related ancillary agreements;
•    at the election of the Transferee, either (i) the receipt of all consents and approvals required for the assignment of the Interconnection Agreement to the Transferee or (ii) the Transferee entering into a replacement interconnection agreement;
•    no statute, rule or regulation enacted by any federal or state government or governmental agency or injunction, order or decree issued by any federal or state court shall be in effect that restrains, enjoins, prevents or prohibits the consummation of the Transaction;
•    the receipt of all required approvals and authorizations from regulatory authorities;
•    the receipt of material third party consents (including material consents arising under the Lease Indenture and Fundco Indenture), or, at the option of Transferee the execution and delivery of mutually agreeable legally enforceable indemnification arrangements in favor of Seller;
•    the bring down of the representations and warranties of the Transferee in the Transaction Agreement; and
•    the performance by the Transferee in all material

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respects of all covenants in the Transaction Agreement to be performed by the Transferee on or prior to the Closing.
The obligations of Transferee to effect the Transaction would be conditioned upon satisfaction or waiver of the following;
•    the execution of the Transfer Agreements, Transition Services Agreements and related ancillary agreements;
•    at the election of the Transferee, either (i) the receipt of all consents and approvals required for the assignment of the Interconnection Agreement to the Transferee or (ii) the Transferee entering into a replacement interconnection agreement;
•    the absence of a material adverse change in the business, operations, assets or condition of Seller between the date of the Transaction Agreement and the Closing;
•    the receipt of all required approvals and authorizations from regulatory authorities;
•    the receipt of material third party consents (including material consents arising under the Lease Indenture and Fundco Indenture);
•    the bring down of the representations and warranties of the Seller in the Transaction Agreement;
•    the performance by the Seller in all material respects of all covenants in the Transaction Agreement to be performed by the Seller on or prior to the Closing;
•    no statute, rule or regulation enacted by any federal or state government or governmental agency or injunction, order or decree issued by any federal or state court shall be in effect that restrains, enjoins, prevents or prohibits the consummation of the Transaction;
•    the lack of any pending or threatened legal proceedings by any third party, including governmental authorities, that is reasonably likely to result in a material adverse effect on the Transferee or any of its affiliates from and after the Closing; and
•    Transferee entering into, if applicable (at Transferee’s

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election), O&M agreements with respect to the Transferred Assets following the Closing.

Termination:	The Transaction Agreement may be terminated:
•    By mutual written consent of the Transferee and the Seller, any time prior to the Closing;
•    By Transferee, for any reason in its sole discretion (i) if GE Capital at the same time terminates the IA pursuant to Section 9.1 of the IA or (ii) absent termination of the IA, if Transferee elects to enter into a separate Implementation Transaction contemplated by the IA following the time Transferee determines that it is reasonably likely that a condition precedent to either party’s obligation to close the Transaction is not capable of being satisfied in a timely manner;
•    By Seller, upon the termination of the IA by Seller pursuant to Section 9.3 of the IA, on or after a Homer City Termination Date;
•    By either party, if (i) any governmental authority has issued a final and nonappealable order, judgment, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Closing or (ii) any statute, rule, order or regulation shall have been enacted or issued by any governmental authority which, directly or indirectly, prohibits the Closing; provided that the terminating party shall have fulfilled its obligations under the Transaction Agreement with respect to regulatory consents and approvals;
•    By either party, if the other party has materially breached the Transaction Agreement (rendering the satisfaction of any condition of the non-breaching party impossible) and such breach has not been cured or waived; provided that the terminating party is not in material breach of the Transaction Agreement; or
•    By Transferee, if a casualty has occurred which has had a material adverse effect and the parties have failed to agree on a settlement relating to such casualty.

Tax Matters	Provisions regarding tax matters to be negotiated.

Binding Effect:	The parties understand and acknowledge that this Term Sheet

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and any amendment hereto is not, and shall not be construed to be, a legally binding agreement, and the failure to execute and deliver definitive agreements shall impose no liability on GE Capital or the Seller.

Definitions:	Capitalized terms used in this Term Sheet without definition shall have the meanings assigned to such terms in the Implementation Agreement by and between the Seller and GE Capital.
"Seller's Agreements" means Seller's contracts, agreements, licenses and leases relating to the ownership, operation and maintenance of the Facility and site and being assigned to Transferee as part of the Transferred Assets, including without limitation the Agreement, dated January 1, 2008 – December 31, 2012 (or any successor agreement thereto), between Seller and Local Union 459 of the International Brotherhood of Electrical Workers, and, for the avoidance of doubt, excluding the NYSEG/Penelec Purchase Agreement.

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Annex II

Sublease Term Sheet
[Attached]

EME HOMER CITY GENERATION L.P.
a wholly-owned subsidiary of
MISSION ENERGY WESTSIDE, INC.
and
CHESTNUT RIDGE ENERGY COMPANY
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

SUBLEASE

OF

HOMER CITY GENERATING STATION
A 1,884 Megawatt (net), Coal-Fired Electric Generation Power Facility
located northeast of Pittsburgh, Pennsylvania

A. PRINCIPAL PARTICIPANTS
1. Lessors:
The Delaware limited liability companies created by the Owner Participant, with respect to each Undivided Interest are, respectively, Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC, and referred to herein collectively as the "Owner Lessors" and together with the Owner Participants and the Lessee, the "Lease Parties".

2. Owner Participants:
General Electric Capital Corporation, a Delaware corporation ("GECC"), and Metropolitan Life Insurance Company, a New York corporation ("MetLife"). GECC and MetLife are referred to herein collectively as the "Owner Participants".

3. Lessee/Sublessor:
EME Homer City Generation L.P. ("Homer City"), in its capacity as lessee under the Facility Lease, the "Lessee," and in its capacity as sublessor under the Facility Sublease, the "Sublessor").

Homer City is a wholly-owned subsidiary of Mission Energy Westside, Inc. and Chestnut Ridge Energy Company, which in turn are indirect wholly-owned subsidiaries of Edison Mission Energy ("EME").

4. Sublessee:	A [TYPE OF ENTITY] newly formed and owned by the Owner Participants or any affiliates thereof (the "Sublessee," and together with the Sublessor, the "Sublease Parties").

Capitalized terms used but not defined herein shall have the meaning ascribed to them in Appendix A to the Participation Agreement. For purposes of these Terms and Conditions, in certain instances, we will refer to one Participation Agreement and one Facility Lease. However, the proposed transaction will include all eight Facility Leases and related Operative Documents (as defined in each Participation Agreement). Sublease of Homer City's leasehold interest under each Facility Lease and related Operative Documents will take place concurrently and such assignments will be conditioned on each other.

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B. THE FACILITIES
1. The Facility:	The 1,884-megawatt (net) coal-fired electric generation power facility commonly known as the Homer City Station (the "Facility").
2. Facility Ownership:	The Facility is owned by the Owner Lessors, and is currently leased to Homer City under eight facility lease agreements, each dated as of December 7, 2001 (collectively, the "Facility Leases").
3. The Facility Site:	The Facility is located on a portion of an approximately [ ]-acre parcel of land (such portion, the "Facility Site") located near the Borough of Homer City, County of Indiana, Pennsylvania.
4. Facility Site Ownership:
The Facility Site is currently owned by Homer City. The Facility Site is currently leased to the Owner Lessors under eight site leases (collectively, the "Facility Site Leases") and subleased back to Homer City under eight parallel site subleases (collectively, the "Facility Site Subleases"), all of which were executed concurrently with the Facility Leases.

5. Sublease Closing Date Transactions:
On the Sublease Closing Date, the Sublessor will sublease the Facility to the sublessee pursuant to a sublease (the "Facility Sublease").

On the Sublease Closing Date, the Sublessor will sub-sublease the Facility Site to the Sublessee pursuant to the Site Sub-Subleases (the "Site Sub-Sublease").

6. Support Arrangements:
An O&M Agreement with a third party O&M provider on mutually satisfactory terms, including without limitation, uninterrupted access and operation rights with respect to (i) the assets set forth in Exhibit B to each Facility Lease and (ii) other Transferred Assets (as defined in the Term Sheet attached as Annex I to that certain Implementation Agreement, dated March 29, 2012, between GECC and Homer City (the "Assignment TS") and not including any Excluded Assets (as defined in the Assignment TS).

A Transaction Services Agreement.

On the Sublease Closing Date, the Sublessee will assume the Sublessor's obligations or will enter into back-to-back agreements with the Sublessor or its Affiliates with respect to the agreements

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relating to the Facility to which Sublessor or its Affiliates are party on the Sublease Closing Date.[10] The parties will in good faith negotiate such agreements and assignments consistent with the Assignment TS but subject to the covenants of the Operative Documents.

Provisions of the Assignment TS set forth in the section entitled "Transfer of the Affiliate Assets" are incorporated herein by reference mutatis mutandis.

7. Allocation of Liabilities	Liabilities of the Sublessor and the Sublessee before and after the Sublease Closing Date will reflect the allocation of liabilities set forth in the Assignment TS.

[10]
A schedule of such mutually acceptable agreements will be developed based on the definition of the Seller's Agreements in the Assignment TS mutatis mutandis. Agreements such as collective bargaining agreements will be assigned, other contractual obligations, such as coal contracts will be subject to back-to-back arrangements, in each case consistent with the Assignment TS.

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C. OWNERSHIP AND LEASING STRUCTURE
1. Sublease Closing Date
The date when all the closing conditions are satisfied and the parties execute the Sublease Operative Documents (the "Sublease Closing Date "). The Sublessee shall determine the date on which the Sublease closing shall take place; provided that such date (i) is the second or third business day of the month in which it occurs and (ii) is otherwise as soon as practicable following the satisfaction or waiver of all closing conditions set forth in the Sublease Operative Documents.

2. Sublease Subject to the Facility Lease and Operative Documents
The Sublessor and the Sublessee acknowledge and agree that the Facility Sublease will be subject and subordinate to all of the terms and conditions of the Facility Lease. Neither the Sublessor nor any of its Affiliates shall be deemed to have assumed any duty or obligation of the Owner Lessor under the Facility Lease and shall not be liable or responsible in any manner whatsoever for any failure of the Owner Lessor to perform any such duty or obligation. The Sublessee will abide by, comply in all respects with, and fully and completely perform all terms, covenants, conditions, and provisions of the Facility Lease and the other Operative Documents (including, without limitation, terms, covenants, conditions, and provisions relating to operation, maintenance, insurance and alterations) as if the Sublessee were the Lessee under the Facility Lease and the other Operative Documents, provided that Sublessee will have responsibility for Sublessor's liabilities under the Facility Lease and other Operative Documents.

To the extent that the Facility Lease or any other Operative Document imposes or requires the performance of the Lessee thereunder of any duty or obligation that is more stringent than or in conflict with any term, covenant, condition, or provision of the Facility Sublease, the applicable term, covenant, condition, or provision of the Facility Lease or such other Operative Document will control and will constitute the duties and obligations of Sublessee under the Facility Sublease as to the subject matter of such term, covenant, condition, or provision. The Sublessee will not engage in or permit any conduct that would: (i) constitute a breach of or default under the Facility Lease; or (ii) result in the Owner Lessor being entitled to terminate the Facility Lease or to terminate the Sublessor’s right as lessee under the Facility Lease, or to exercise any other rights or remedies to which the Owner Lessor may be entitled for a default or breach under the Facility Lease.

3. Conditions Precedent:
The obligations of (i) the Sublessor to sublease the Facility to the Sublessee and (ii) the Sublessee to sublease the Facility from the Sublessor shall be subject to completion of the following conditions on the Sublease Closing Date:

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(a) all conditions set forth in Section 19.1 of each Facility Lease;

(b)    the Owner Lessors shall have released Homer City and its Affiliates from obligations under the Tax Indemnity Agreement, the Special Tax Indemnity Agreement and other tax indemnity provisions of the Operative Documents, subject to the provisions of Section B.7 hereof; and

(c)    delivery by the Sublessee or an Affiliate thereof of credit support for the Sublessee's obligations under the Sublease Operative Documents (other than obligations with respect to Basic Lease Rent and Termination Value) in form and substance reasonably satisfactory to the Sublessor and the Sublessee ("Sublease Credit Support"); and

(d) resolution of the prepayment to EMMT for power under the Master Purchase and Sale Agreement in accordance with the Assignment TS.
The Sublessor and the Sublessee shall each notify the other as soon as possible if it believes that any closing condition may not be timely satisfied.

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D. THE FACILITY SUBLEASE
1. Sublease Term:
The Facility Sublease term will run until the earlier of (i) expiration of the Facility Lease on August 7, 2035 (the "Sublease Term"), (ii) termination of the Facility Leases in accordance with their terms and (iii) such earlier date as an Implementation Transaction or an Alternative Transaction (each as defined in the Implementation Agreement) is consummated or another consensual transaction is consummated that results in the Sublessee or an Affiliate thereof or another entity designated by GE obtains full operational control and economic ownership of the Facility and the Sublessor's interest under the Facility Leases. Indemnity and release provisions will survive termination of the Facility Sublease.

2. Sublease Renewal Options:	No renewal rights. The Facility Lessee will agree not to exercise its renewal rights under the Facility Lease without the prior written consent of the Sublessee.
3. Facility Sublease Rent:
The Sublessee shall pay to the Sublessor any and all Sublease Base Rent (which shall be in the same amount as the Basic Lease Rent payable under the Facility Lease) and all Supplemental Sublease Rent, promptly as the same shall become due and owing, or where no due date is specified, promptly after demand by the Sublessor, and in the event of any failure on the part of the Sublessee to pay any Sublease Base Rent and Supplemental Sublease Rent, the Sublessor shall have all the same rights, powers and remedies as are provided for herein or by law or equity or otherwise for the failure to pay Sublease Base Rent or Supplemental Sublease Rent.

"Supplemental Sublease Rent" shall mean all (A) Supplemental Lease Rent (other than Supplemental Lease Rent payable as a result of any Sublessor Retained Obligation (to be defined consistent with the allocation of liabilities agreed in the Assignment TS) and (B) any and all amounts, liabilities and obligations (other than Sublease Base Rent) that the Sublessee assumes or agrees to pay under the Facility Sublease Documents to the Sublessor or any other Person.

4. Net Sublease:
The Facility Sublease will be a net sublease. The Sublessee will be responsible for, among other things, operating, repairing, insuring and maintaining the Facility and the Transferred Assets, and for all costs, expenses and liabilities incurred in connection therewith. Insurance with respect to the Facility shall comply with the requirements of the Facility Lease and shall name the Sublessor as an additional insured on all policies relating to the Facility and the Transferred Assets.

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5. Covenants of the Sublessee	SPV type covenants (including limitations on incurrence of debt, liens and business activities) to be agreed.
6. Event of Loss and Right to Rebuild or Replace
Event of Loss provisions and right to rebuild will be consistent with the requirements of the Facility Lessee and the Sublessor will only pass through the rights it has under the Facility Lease subject to the same terms and conditions.

7. Termination Values:	Termination Value shall be calculated in accordance with the Facility Agreement and will be equal to the corresponding Termination Value payable under the Facility Lease.
8. Payment of Termination Value:
If an Event of Loss occurs where the Sublessee elects not to rebuild or replace the Facility or fails to satisfy the conditions applicable to such rebuilding or replacement, then on a TV Payment Date applicable to such Event of Loss, the Sublessee shall pay to the Sublessor the sum of the following:

(a) the Termination Value on the TV Payment Date; plus
(b) all reasonable documented out-of-pocket costs and expenses incurred in connection with the Event of Loss by the Sublessor and the other Lease Parties; plus
(c) any other payments under the Sublease or under any other Sublease Document due and unpaid on the TV Payment Date.
Upon payment of such amounts (the "Event of Loss Payment") the Sublease and the Facility Site Sub-Sublease shall terminate.

Unless the Sublessee has elected to rebuild or replace the Facility, any insurance proceeds or proceeds of Requisition shall be used to pay, or to reimburse the Sublessor for, the Event of Loss Payment. Such proceeds in excess of the Event of Loss Payment shall be for the account of the Sublessee, the Sublessor, and the Lessor in accordance with their respective interests in the Facility immediately before the Event of Loss.

9. Return of Facility:
All of the provisions in the Facility Lease governing the return of the Facility to the Lessor will be incorporated into the Facility Sublease mutatis mutandis. References to the "Lessee" in those provisions will be deemed to be references to the Sublessee.

10. Quiet Enjoyment:
So long as no Event of Default has occurred and is continuing under the Sublease and no Lease Event of Default has occurred and is continuing under the Facility Lease, the Sublessee's right of quiet enjoyment under the Facility Sublease may not be disturbed by the Sublessor or any party acting by, through or under such party.

11. Transfers:	The Sublessee shall not have the right to assign or sublet the Facility Sublease or any Facility Sublease document, or any interest therein. However,, should the Sublessee wish to transfer

Annex II - Page 7

its interest in the Facility, upon an election to terminate the Facility Sublease by the Sublessee, the Sublessor will enter into a new sublease, with a party designated by the Sublessee (the "New Sublease") on substantially the same terms as the Facility Sublease (including the Sublease Credit Support). All of the Conditions Precedent to the execution of the Facility Sublease will also apply to any execution of a New Sublease.

12. Events of Default:	The following (and only the following) shall constitute events of default under the Facility Sublease (each, an "Event of Default"):

(a) all of the events of default under the Facility Lease will be incorporated into the Facility Sublease mutatis mutandis. References to the "Lessee" in those provisions will be deemed to be references to the Sublessee;

(b) failure by the Sublessee to make payment when due of any Sublease Rent or to perform or observe any covenant, obligation or agreement to be performed or observed under the Facility Sublease or any other Facility Sublease Document subject to the cure periods consistent with the Facility Lease;

(c) customary bankruptcy and insolvency events of default with respect to the Sublessee;
(d) acceleration of any indebtedness of the Sublessee (excluding obligations under the [Facility Sublease Documents]) in excess of $[xx] million in the aggregate;
(e) any Facility Sublease Document to which the Sublessee is a party is terminated or ceases to be in full force and effect; and
(f) any judgment against the Sublessee in excess of $[xx] million that is not vacated, discharged or effectively stayed or bonded within 60 days.
13. Early Termination Options:
In addition to the early termination rights set forth in the Facility Lease, which shall be incorporated into the Sublease, mutatis mutandis, the Sublessee shall have the right, at any time, to terminate the Sublease at any time in connection with the consummation of an Implementation Transaction or an Alternative Transaction. The Facility Lessee will agree not to exercise any of its early termination rights under the Facility Leases without the prior written consent of the Sublessee.

Annex II - Page 8

E. GENERAL INDEMNITY

The indemnity provisions will be consistent with the indemnity provisions of the Facility Lease and all references to the Operative Documents should include the Sublease Operative Documents. In addition, the indemnity will also cover:

(a)    the continuing fees (if any) and expenses of any Facility Lease Party acting as a trustee or agent (including the reasonable fees and expenses of its counsel, accountants and other professional persons) arising out of discharge of its duties under or in connection with the Facility Lease Documents;

(b) in any other way relating to the Facility Lease or the Facility Sublease, or the transaction contemplated by the Facility Sublease Documents; and
(c) any and all costs and expenses (including without limitation, property taxes, insurance etc) with respect to the Transferred Assets.
The general indemnity will be subject to customary exclusions to be agreed.[11]

[11]	[The parties will consider, in good faith, whether credit support from a creditworthy entity should be provided for the Sublessee's indemnity obligations under the Sublease.]

Annex II - Page 9

F. GENERAL TAX INDEMNITY

The Sublessee will, on an after-tax basis, indemnify the Sublessor and its respective members, partners, agents, employees, servants and affiliates for, hold them harmless from, and defend them against, any and all liability for Taxes resulting from or attributable to the ownership of any interest in or the operation of the Facility, the Facility Site, the Ground Interest or any Component or portion thereof or any interest therein, the Indenture Estate, the Collateral or upon any Operative Document or interest therein, for any taxable period that includes, or begins after, the Closing Date on the same terms and conditions as set forth under the General Tax Indemnity provisions of the Participation Agreement. The Owner Participants shall release the Sublessor from any and all liability under Section 10.2 of each Participation Agreement subject to the provisions of Section B.7 hereof.

Annex II - Page 10

G. INCOME TAX INDEMNITY

The Sublessee will, on an after-tax basis, indemnify the Sublessor and its respective members, partners, agents, employees, servants and affiliates for, hold them harmless from, and defend them against, all amounts which the Sublessor is responsible to pay to the Owner Participant under the Participation Agreement, the Tax Indemnity Agreement or the Special Indemnity Agreement for any taxable period commencing after, or including, the Closing Date on the same terms and conditions as are set forth in the Tax Indemnity Agreement, except that such indemnity will also include an indemnity for breach of the Tax Representations set forth below (the "Income Tax Indemnity").

(a) The Sublessee represents and warrants to, and covenants (such representations, warranties and covenants constituting the "Tax Representations") with, the Sublessor that neither the Sublessee nor any Affiliate of the Sublessee will take any position in any income tax filing that is inconsistent with the characterization of the Facility Lease as terminating on or prior to the Sublease Closing Date.

Annex II - Page 11

Schedule 1.2 – Permitted Encumbrances
Surety Bond-Mining (General), dated March 12, 2001, by EME Homer City Generation L.P. and Argonaut Insurance Company
Surety Bond, dated February 3, 1999, by EME Homer City Generation L.P. and Safeco Insurance Company of America
In 2006, EME Homer City Generation L.P. filed an appeal with the Court of Common Pleas concerning Pennsylvania franchise tax and corporate net income tax for the 2001 tax year. Under Pennsylvania procedure, this required posting of security (letter of credit or appeal bond) while the appeal was pending; it also resulted in the posting of a lien notice at the courthouse. The amount of security required was 120% of the unpaid tax plus penalty (approximately $9.5 million). At the time of filing the appeal, only the net income tax was unpaid. This matter was settled in 2008 and the Court issued an Authority to Satisfy, acknowledging full payment and satisfaction of the lien and authorizing the Court Prothonotary to record the full satisfaction. EME Homer City Generation L.P. recently sent the Authority to Satisfy to the Prothonotary along with a request that the lien be cleared at the courthouse. EME Homer City Generation L.P. has received notification that the lien has been satisfied.
Encumbrances in connection with the Operative Documents, including those encumbrances set forth in the UCC table, below.
Below, please find a table of UCC financing statements filed against EME Homer City Generation L.P. with the Secretary of the Commonwealth of Pennsylvania as of December 1, 2011.

UCC Date	UCC Ref #	Debtor Name	Secured Party	Jurisdiction	Type	Description
12/17/2001	34721711	EME Homer City Generation L.P.	The Bank of New York, as Security Agent	PA	Financing Statement	“Homer City OL5 c/o Wells Fargo Bank Minnesota, N.A. Corporate Trust Services” listed as assignor secured party
12/12/2006	2006121207351		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Continuation of 34721711
12/12/2006	2006121207630		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Amendment of 34721711 re: address of secured party
11/9/2011	2011110902175		Bank of New York as Security Agent The	PA	Financing Statement Amendment	Continuation of 34721711

Schedule 1.2 - Page 1

UCC Date	UCC Ref #	Debtor Name	Secured Party	Jurisdiction	Type	Description
12/17/2001	34721732	EME Homer City Generation L.P.	The Bank of New York, as Security Agent	PA	Financing Statement	“Homer City OL4 c/o Wells Fargo Bank Minnesota, N.A. Corporate Trust Services” listed as assignor secured party
12/12/2006	2006121207438		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Continuation of 34721732
12/12/2006	2006121207654		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Amendment of 34721732 re: address of secured party
11/9/2011	2011110902214		Bank of New York as Security Agent The	PA	Financing Statement Amendment	Continuation of 34721732
12/17/2001	34721753	EME Homer City Generation L.P.	The Bank of New York, as Security Agent	PA	Financing Statement	“Homer City OL3 c/o Wells Fargo Bank Minnesota, N.A. Corporate Trust Services” listed as assignor secured party
12/12/2006	2006121207414		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Continuation of 34721753
12/12/2006	2006121207553		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Amendment of 34721753 re: address of secured party
11/9/2011	2011110902238		Bank of New York as Security Agent The	PA	Financing Statement Amendment	Continuation of 34721753
12/17/2001	34721774	EME Homer City Generation L.P.	The Bank of New York, as Security Agent	PA	Financing Statement	“Homer City OL2 c/o Wells Fargo Bank Minnesota, N.A. Corporate Trust Services” listed as assignor secured party
12/12/2006	2006121207399		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Continuation of 34721774
12/12/2006	2006121207678		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Amendment of 34721774 re: address of secured party
11/9/2011	2011110902252		Bank of New York as Security Agent The	PA	Financing Statement Amendment	Continuation of 34721774

Schedule 1.2 - Page 2

UCC Date	UCC Ref #	Debtor Name	Secured Party	Jurisdiction	Type	Description
12/17/2001	34730155	EME Homer City Generation L.P.	The Bank of New York, as Security Agent	PA	Financing Statement	“Homer City OL6 c/o Wells Fargo Bank Minnesota, N.A. Corporate Trust Services” listed as assignor secured party
10/10/2006	2006101001173		The Bank of New York, as Collateral Agent	PA	Financing Statement Amendment	Continuation of 34730155
10/13/2006	2006101303767		The Bank of New York, as Collateral Agent	PA	Financing Statement Amendment	Amendment of 34730155 re: address of secured party and to change capacity of secured party from “Security Agent” to “Collateral Agent”
7/2/2007	2007070501076	EME Homer City Generation L.P.	The Bank of New York, as Collateral Agent	PA	Financing Statement Amendment	Amendment of 34730155 to change capacity of secured party from “Collateral Agent” to “Security Agent”
11/9/2011	2011110902276		Bank of New York as Security Agent The	PA	Financing Statement Amendment	Continuation of 34730155
12/17/2001	34730222	EME Homer City Generation L.P.	The Bank of New York, as Security Agent	PA	Financing Statement	“Homer City OL1 c/o Wells Fargo Bank Minnesota, N.A. Corporate Trust Services” listed as assignor secured party
12/12/2006	2006121207337		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Continuation of 34730222
12/12/2006	2006121207577		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Amendment of 34730222 re: address of secured party
11/9/2011	2011110902353		Bank of New York as Security Agent The	PA	Financing Statement Amendment	Continuation of 34730222
12/18/2001	34730243	EME Homer City Generation L.P.	The Bank of New York, as Security Agent	PA	Financing Statement	“Homer City OL7 c/o Wells Fargo Bank Minnesota, N.A. Corporate Trust Services” listed as assignor secured party

Schedule 1.2 - Page 3

UCC Date	UCC Ref #	Debtor Name	Secured Party	Jurisdiction	Type	Description
12/12/2006	2006121207375		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Continuation of 34730243
12/12/2006	2006121207591		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Amendment of 34730243 re: address of secured party
11/9/2011	2011110902339		Bank of New York as Security Agent The	PA	Financing Statement Amendment	Continuation of 34730243
12/17/2001	34730264	EME Homer City Generation L.P.	The Bank of New York, as Security Agent	PA	Financing Statement	“Homer City OL8 c/o Wells Fargo Bank Minnesota, N.A. Corporate Trust Services” listed as assignor secured party
12/12/2006	2006121207313		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Continuation of 34730264
12/12/2006	2006121207539		The Bank of New York, as Security Agent	PA	Financing Statement Amendment	Amendment of 34730264 re: address of secured party
11/9/2011	2011110902377		Bank of New York as Security Agent The	PA	Financing Statement Amendment	Continuation of 34730264
12/19/2001	34731687	EME Homer City Generation L.P.	The Bank of New York, as collateral agent	PA	Financing Statement
12/5/2006	2006120506354		The Bank of New York, as Collateral Agent	PA	Financing Statement Amendment	Continuation of 34731687
12/12/2006	2006121207616		The Bank of New York, as Collateral Agent	PA	Financing Statement Amendment	Amendment of 34731687 re: address of secured party
11/9/2011	2011110902113		The Bank of New York as Collateral Agent	PA	Financing Statement Amendment	Continuation of 34731687
11/22/2006	2006112201055	EME Homer City Generation L.P.	VFS Leasing Co.	PA	Financing Statement

Schedule 1.2 - Page 4

UCC Date	UCC Ref #	Debtor Name	Secured Party	Jurisdiction	Type	Description
10/26/2011	2011102605935	EME Homer City Generation L.P.	VFS Leasing Co.	PA	Financing Statement Amendment	Continuation of 2006112201055
1/11/2007	2007011101419	EME Homer City Generation L.P.	VFS Leasing Co.	PA	Financing Statement
2/5/2008	2008020508010	EME Homer City Generation L.P.	Varilease Finance, Inc.	PA	Financing Statement
2/28/2008	2008022804351		Varilease Finance, Inc.	PA	Financing Statement Amendment	Assignment of 2008020508010 to Somerset Leasing Corp. VII
3/20/2008	2008032005068	EME Homer City Generation	American Agip Co., Inc.	PA	Financing Statement
2/9/2009	2009020903402	EME Homer City Generation L.P.	VFS Leasing Co.	PA	Financing Statement
6/16/2010	2010061601682	EME Homer City Generation L.P.	Caterpillar Financial Services Corporation	PA	Financing Statement
7/12/2010	2010071205343	EME Homer City Generation L.P.	Caterpillar Financial Services Corporation	PA	Financing Statement
4/4/2011	2011040407598	EME Homer City Generation L.P.	VFI - SPV V Corp.	PA	Financing Statement
7/11/2011	2011071107347		VFI - SPV V Corp.	PA	Financing Statement Amendment	Assignment of 2011040407598 to Republic Bank, Inc.
8/4/2011	2011080407089		Republic Bank, Inc.	PA	Financing Statement Amendment	Assignment of 2011040407598 to Somerset Capital Group, Ltd.
8/8/2011	2011080807188		Somerset Capital Group, Ltd.	PA	Financing Statement Amendment	Assignment of 2011040407598 to Somerset Leasing Corp. I

All exceptions to title set forth in the following:
(1)    Commonwealth Land Title Insurance Company, Commitment for Title Insurance, numbered 111018PIT-H-Plant, dated October 24, 2011;

Schedule 1.2 - Page 5

(2)    Commonwealth Land Title Insurance Company, Commitment for Title Insurance, numbered 111018PIT-Reservoir, dated October 24, 2011;
(3)    Commonwealth Land Title Insurance Company, Commitment for Title Insurance, numbered 111018PIT-C-Wright, dated October 24, 2011;
(4)    Commonwealth Land Title Insurance Company, Commitment for Title Insurance, numbered 111018PIT-D, dated October 24, 2011;
(5)    Commonwealth Land Title Insurance Company, Commitment for Title Insurance, numbered 111018PIT-F-Coral, dated October 24, 2011;
(6)    Commonwealth Land Title Insurance Company, Commitment for Title Insurance, numbered 111018PIT-G-Senate, dated October 24, 2011;
(7)    Commonwealth Land Title Insurance Company, Commitment for Title Insurance, numbered 111018PIT-B-Steffee, dated October 24, 2011;
(8)    Commonwealth Land Title Insurance Company, Commitment for Title Insurance, numbered 111018PIT-A-Kuzemczak, dated October 24, 2011; and
(9)    Commonwealth Land Title Insurance Company, Commitment for Title Insurance, numbered 111018PIT-E-Tanoma, dated October 24, 2011.

Schedule 1.2 - Page 6

Schedule 5.3 – Permitted Activities

Reduction in Homer City's coal inventory below the (***) day level; provided that any reduction of its coal inventory below a (***) day level will be deemed a deviation from GE’s Preferred Approach and Homer City shall undertake its consultation obligation and consider, in good faith, alternative courses of action proposed by GE under and consistent with Section 5.3 of the Implementation Agreement.
The Unit (***) spring (***) day outage originally scheduled for (***) through (***)has been postponed until (***),(***) through (***). Major work items include: (***).
A (***) day outage has been added to the schedule starting (***). Work includes, but is not limited to: (***).

Schedule 5.3 - Page 1

Schedule 6.5 – Pending Legal Proceedings – Homer City

The proceedings referenced in the Complaint, dated January 4, 2011, by the United States Environmental Protection Agency against EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, New York State Electric and Gas Corporation, and Pennsylvania Electric Co.

The proceedings referenced in the Class Action First Amended Complaint, dated May 31, 2011, by Scott Jackson and Maria Jackson against EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, New York State Electric and Gas Corporation, Pennsylvania Electric Co., Edison Mission Energy, Mission Energy Holding Co., and Edison International

The proceedings referenced in the Citation and Notification of Penalty, issued on July 26, 2011 by the U.S. Department of Labor, Occupational Safety and Health Administration to EME Homer City Generation L.P.

The proceedings referenced in the Notice of Probable Violation, issued on July 11, 2011 by the U.S. Department of Transportation, Pipeline and Hazardous Materials Safety Administration to EME Homer City Generation L.P.

The proceedings referenced in the Consent Assessment of Civil Penalty, dated October 1, 2009, between PaDEP and EME Homer City Generation L.P.
The proceedings referenced in the Letter re: Department of Environmental Protection v. EME Homer City Generation, L.P., No. 293 M.D. 2007, dated August 3, 2007, from EME Homer City Generation L.P. to PaDEP

The proceedings referenced in the Letter re: Department of Environmental Protection v. EME Homer City Generation, L.P., No. 293 M.D. 2007, dated November 26, 2008, from EME Homer City Generation L.P. to PaDEP

The proceedings referenced in the Complaint, dated February 27, 2009, by Exergetic Systems, LLC against Energy Future Holding Corp., Texas Competitive Electric Holdings Co. LLC, TXU Energy Retail Co. LLC, Edison Mission Energy, and Midwest Generation LLC

The proceedings referenced in the Letter re: Department of Environmental Protection v. EME Homer City Generation, L.P., No. 293 M.D. 2007, dated January 21, 2009, from EME Homer City Generation L.P. to PaDEP

The proceedings referenced in the Letter re: Department of Environmental Protection v. EME Homer City Generation, L.P., No. 293 M.D. 2007, dated April 13, 2009, from EME Homer City

Schedule 6.5 - Page 1

Generation L.P. to PaDEP
The proceedings referenced in the Letter re: Department of Environmental Protection v. EME Homer City Generation, L.P., No. 293 M.D. 2007, dated April 27, 2009, from EME Homer City Generation L.P. to PaDEP

The proceedings referenced in the Letter re: EME Homer City Generation, LP, Center Township, Indiana County Consent Decree, No. 293 M.D. 2007, dated June 23, 2010, from EME Homer City Generation L.P. to PaDEP

The proceedings referenced in the Notice of Violation, dated December 12, 2011, by PaDEP to Edison Mission Energy/Homer City
The proceedings referenced in the Letter re: Notice of Intent to Sue under the Federal Clean Air Act and Pennsylvania Air Pollution Control Act, dated February 13, 2012, from Earthjustice to EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC and Homer City OL8 LLC.

The proceedings referenced in Tibble, et. al. v. Edison International, et. al. – The plaintiffs in Tibble allege that the defendants breached various fiduciary duties and committed various prohibited transactions with respect to the Edison 401(k) Plan. The District Court in Tibble found in favor of the defendants on all claims, except for one breach of fiduciary duty claim, as a result of which defendants were ordered to pay damages of $370,732. Appeals by both parties are pending. Although EME Homer City Generation L.P. is not named as a defendant in the lawsuit, EME Homer City Generation L.P. could be responsible under the terms of the Edison 401(k) Plan to make corrective contributions on behalf of its current and former employees who benefit from a judgment favorable to the plaintiffs. Additionally, if the District Court’s rulings are upheld on appeal, EME Homer City Generation L.P. may be required to pay the portion of damages allocable to its participants in the Edison 401(k) Plan.

Sales and Use Tax: In 2011, EME Homer City Generation L.P. was assessed taxes, penalties and interest in connection with a Pennsylvania sales and use tax audit for the period May 1, 2006 through October 31, 2010. In response to the assessment, EME Homer City Generation L.P. filed a Petition for Reassessment with the Pennsylvania Board of Appeals. EME Homer City Generation L.P. is contesting, and has not paid, that portion of the assessment pertaining to the purchase and installation of certain equipment related to its selective catalytic reduction (SCR) system. Approximately $54,650 of use tax is in dispute with this matter, plus penalties and interest. EME Homer City Generation L.P.’s position is that the assessed purchases are exempt from sales or use tax pursuant to the manufacturing exemption under Pennsylvania Regulation 32.32. The auditor has asserted that the purchases in question constitute "pre-production" storage tanks which are not eligible for the exemption. A hearing on this matter was held on September 22, 2011. The hearing officer was recently granted an extension of time to decide the appeal; to date, no decision has been communicated concerning the appeal.

Schedule 6.5 - Page 2

Schedule 6.6 – Affiliate Assets

Edison Mission Marketing & Trading, Inc. Capacity Sales:

Planning Period	Auction Type	Resource Name	Resource Type	LDA Name	(***)	(***)
2011/2012	BASE	HOMER CITY 1	GEN	RTO	(***)	(***)
2011/2012	BASE	HOMER CITY 2	GEN	RTO	(***)	(***)
2011/2012	BASE	HOMER CITY 3	GEN	RTO	(***)	(***)
2012/2013	BASE	HOMER CITY 1	GEN	MAAC	(***)	(***)
2012/2013	BASE	HOMER CITY 2	GEN	MAAC	(***)	(***)
2012/2013	BASE	HOMER CITY 3	GEN	MAAC	(***)	(***)
2013/2014	BASE	HOMER CITY 1	GEN	MAAC	(***)	(***)
2013/2014	BASE	HOMER CITY 2	GEN	MAAC	(***)	(***)
2013/2014	BASE	HOMER CITY 3	GEN	MAAC	(***)	(***)
2014/2015	BASE	HOMER CITY 1	GEN	MAAC	(***)	(***)
2014/2015	BASE	HOMER CITY 2	GEN	MAAC	(***)	(***)
2014/2015	BASE	HOMER CITY 3	GEN	MAAC	(***)	(***)

Edison Mission Marketing & Trading, Inc. Capacity Purchases:

Planning Period	Auction Type	LDA Name	Segment Name	(***)	(***)
2012/2013	FIRST	MAAC	5	(***)	(***)
2012/2013	FIRST	MAAC	6	(***)	(***)
2012/2013	FIRST	MAAC	7	(***)	(***)
2012/2013	FIRST	MAAC	8	(***)	(***)
2012/2013	FIRST	MAAC	9	(***)	(***)
2012/2013	FIRST	MAAC	10	(***)	(***)

All day-ahead and real-time sales of energy produced by the Facility and sold by EME Homer City Generation L.P. to Edison Mission Marketing & Trading, Inc., and then resold by Edison Mission Marketing & Trading, Inc. to PJM Interconnection, L.L.C. or New York Independent System Operator, Inc., pursuant to an intercompany agreement between Edison Mission Marketing & Trading, Inc. and EME Homer City Generation L.P., which have not been delivered as of the closing of the applicable Implementation Transaction.
Agreement re: Transmission Rights, dated June 11, 2010, between New York State Electric & Gas Corporation and Edison Mission Marketing & Trading, Inc.

Schedule 6.6 - Page 1

Any Emission Allowances and Emission Reduction Credits held by Edison Mission Marketing & Trading, Inc. on behalf of EME Homer City Generation L.P.
Reference is made to the financial transmission rights set forth on the spreadsheet attached hereto.

Software	Business Process Supported
Adobe Software	Illustrator, PhotoShop, Reader, Pro
Autodesk - AutoCad	Engineering design and review software
Business Objects Reporting	Enterprise Reporting Platform
CCure	Security and badging software
Citrix - Terminal Server	Virtual Desktop Application
Commvault - Simpana	Tape back-up solution
StackVision - Continuous Emission Monitoring System	Stack monitoring software
DocuMint/Loveland	Instrument calibration and maintenance documentation
Ellipse - Read Only	Plant Finance, Materiels Managment, and Maintenance Management. (EAM -- Enterprise Asset Management)
EMBARCADERO TECHNOLOGIES, INC.	Database Modeling software
EMC Corporation - VMAX	Enterprise Storage solution
EMC - eRoom	Enterprise Collaboration & Document Mgmt
Esker, Inc.	Faxing Software
ESS	Environmental Safety and Compliance
GE - XA21 Generation Management System	Generation Management System
General Physics - Learning Mgmt System	Learning Management System
GMS - Unit Capability Forms	Plant capability tracking tool
Informatica - ETL	Extract, Transform & Load software
Informatica - Metadata Manager	Database data management tool
LANDESK Management Agent	Inventory, Remote Control, Application deployment
Latisys-Internet Service Provider	Interet service provider for Homer City
Morningstar - Data Provider	Market data provider
IBM - Lotus Notes	Email, Calendar & Scheduling
Navigant - Microgads	Tracks and reports generator outages and deratings
Microsoft - Windows OS	Windows operating system
Microsoft - Office	Office Software - Word, Excel, etc.
Net MRI	Network Log Management
NiSoft - Eclipse	Lock-out Tagout & Safety Permitting

Schedule 6.6 - Page 2

Novell - Identity Asset Mgmt	Provisioning and access mgmt
Open Text Inc. - Livellink	Enterprise document management
Openlink - Endur	Trading and Risk Management System
Oracle	Transactional Database.
OSI Soft - Pi	Plant Information historian
Netwrix - Password Manager	Self service password reset
Presensoft	Instant Messenger Tracking and Logging
PSINET	Network bandwidth montoring software
Q1 Labs	Network event monitoring tool
Quest Toad	Database administration software
Redhat Linux	Database operating system with support
SAP ECC	Enterprise Resource Planning Tools
Shavlik	Server patch management software
IBM - Sherpa Mail Attender	Email health monitoring tool
SKM Powertools	Engineering Software
SnagIT	Image capturing software to help with documentation.
Sophos	Desktop and server anti-virus
SQL Server	Transactional Database
Teamstudio, Inc.	Desktop rollout packaging
Tube Track	Boiler tube leaks tracking system
Ventex - nMarket & Offer Manager	ISO Bidding and Scheduling System
Verisign	Certificate provider and domain name registrar
Websense	Enterprise web-filtering software
Winshuttle	SAP software uploads
Wolfram Research - Mathworks	Modeling and analytics software

Schedule 6.6 - Page 3

Schedule 7.5 – Pending Legal Proceedings – GE

Schedule 6.5 is incorporated herein by reference.

Schedule 7.5 - Page 1